UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

CHECK THE APPROPRIATE BOX:

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to §240.14a-12

LITHIA MOTORS, INC.
(Exact Name of Registrant as Specified In Its Charter)

[X] No fee required
[ ] Fee computed on table below per Exchange Act
Rules 14a-6(i)(1) and 0-11
Title of each class of securities to which transaction applies:
Aggregate number of securities to which transaction applies:
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Proposed maximum aggregate value of transaction:
Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:
Form, Schedule or Registration Statement No.:
Filing Party:
Date Filed:

Notice of 2020 Annual Meeting of Shareholders and Proxy Statement Thursday, April 23, 2020 at 8:30 a.m. Pacific Daylight Time 150 N. Bartlett St., Medford, Oregon 97501

Letter from the Chief
Executive Officer

Dear Shareholder,

We are pleased to invite you to attend our 2020 Annual Meeting of Shareholders on April 23, 2020 at 8:30 a.m., Pacific Daylight Time to share our proven strategy and vision for creating personal transportation solutions wherever, whenever and however our consumers desire.

We continue to expand our physical network by acquiring strong businesses which further our success in providing affordable, convenient and transparent consumer experiences. Our multi-decade success in purchasing and integrating strong assets and achieving high returns now powers an even stronger capital engine that generates significant cash flows.

Our mission, Growth Powered by People, inspires our leaders to innovate and create unique solutions tailored to their customers, brands, and local markets in conjunction with our regional and national strategies. Our stores, with their industry expertise combined with our proprietary performance management systems, create operational excellence and drive profits upward.

We are fortunate to have such a talented group of people who are committed to modernizing the industry and fully activating our 15,000 team members, expansive physical network and owned inventory.

Together, all of these strengths will enable us to earn a meaningful share of the U.S. market.

We are passionate about cars and the relationships we have built with our customers, team members and the communities we serve. We hope you share our enthusiasm during this exciting time in our industry.

Thank you very much for being a partner and shareholder in our company.

Bryan DeBoer
President and Chief Executive Officer
Lithia Motors, Inc.

2020 Lithia Motors, Inc. Proxy Statement | 1

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
To Be Held On April 23, 2020

To the Shareholders of Lithia Motors, Inc.:

I am pleased to invite you to the 2020 Annual Meeting of Shareholders of Lithia Motors, Inc., which will be held at 150 N. Bartlett St., Medford, Oregon 97501, on Thursday, April 23, 2020, at 8:30 a.m., Pacific Daylight Time for the following purposes:

•	To elect the seven director nominees named in this proxy statement;

•	To conduct an advisory vote to approve named executive officer compensation; and

•	To ratify the appointment of our independent auditor for 2020.

We will also consider and act on other matters that properly come before the meeting.

Only holders of record of our common stock at the close of business on February 28, 2020 are entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

On or about March 11, 2020, we expect to mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement for our 2020 Annual Meeting of Shareholders and our 2019 Annual Report on Form 10-K. This notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our proxy statement and 2019 Annual Report on Form 10-K can be accessed directly at the following Internet address:
http://www.proxyvote.com. Just enter the control number located on your proxy card.

If you have any questions regarding this information or the proxy materials, please visit our website at www.lithiamotors.com or contact our investor relations department at (541) 776-6591.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Lithia Motors and look forward to either seeing you at the meeting or receiving your proxy.

Very truly yours,

Christopher S. Holzshu, Executive Vice President and Secretary
March 11, 2020

2020 Lithia Motors, Inc. Proxy Statement | 2

2020 Lithia Motors, Inc. Proxy Statement | 3

LITHIA MOTORS, INC.
PROXY STATEMENT

This proxy statement, the accompanying 2019 Annual Report on Form 10-K, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of Lithia Motors, Inc., an Oregon corporation, in connection with the solicitation of proxies by the Company for use at our 2020 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at our principal executive office, 150 N. Bartlett St., Medford, Oregon 97501, on Thursday, April 23, 2020, at 8:30 a.m. Pacific Daylight Time. On or about March 11, 2020, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access this proxy statement and our 2019 Annual Report on Form 10-K. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. All references in this proxy statement to “Lithia,” “Lithia Motors,” the “Company,” “we,” “us,” or “our” refer to Lithia Motors, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

Questions and Answers About the Annual Meeting

What is the purpose of the Annual Meeting?
The Annual Meeting will be held for the following purposes:

• To elect the seven director nominees named in this proxy statement;
• To conduct an advisory vote to approve named executive officer compensation; and
• To ratify the appointment of our independent auditor for 2020.

Will any other matters be voted on?
We are not aware of any other matters on which you will be asked to vote at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the proxy holders may use their discretion to vote on these matters.

2020 Lithia Motors, Inc. Proxy Statement | 1

Who is entitled to vote at the Annual Meeting?
Only holders of record of our common stock at the close of business on February 28, 2020, the record date, will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, there were 22,752,032 shares of Class A common stock and 600,000 shares of Class B common stock outstanding and entitled to vote. Each share of Class A common stock outstanding is entitled to one vote, and each share of Class B common stock outstanding is entitled to ten votes. Our executive officers and directors hold or control 1.4% (322,000 shares) of the Class A common stock and 100% (600,000 shares) of the Class B common stock outstanding representing approximately 22% of the votes available to be cast at the Annual Meeting. All shares will vote together as a single voting group on all matters submitted to a vote of the shareholders, except as otherwise required by law.

How do I vote?
There are four ways to vote:

• by Internet at http://www.proxyvote.com; just enter the control number found on your proxy card (we encourage you to vote this way as it is the most cost-effective method);
• by toll-free telephone at 1-800-690-6903;
• by completing and mailing your proxy card; or
• by written ballot at the Annual Meeting.

May I change my vote?
Yes. You may change your vote or revoke your proxy any time before the Annual Meeting by:

• entering a new vote by Internet or phone;
• returning a later-dated proxy card;
• notifying Christopher S. Holzshu, our Secretary, in writing, at 150 N. Bartlett Street, Medford, Oregon 97501; or
• completing a written ballot at the Annual Meeting.

What vote is required to approve each proposal?
Assuming a quorum is present at the Annual Meeting, the required vote for approval varies depending on the proposal.

Proposal 1: To be elected, the number of votes cast "for" a director's election must exceed the number cast "against" that director.

Proposal 2: The votes that shareholders cast “for” must exceed the votes shareholders cast “against” to approve, on an advisory basis, the compensation of our named executive officers.

Proposal 3: The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to ratify the appointment of our independent auditor for 2020.

How is a quorum determined?
For a quorum to exist at the Annual Meeting, there must be represented, in person or by proxy, shares representing a majority of the votes entitled to be cast at the meeting. Proxies that expressly abstain from voting on a particular proposal and broker non-votes will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

2020 Lithia Motors, Inc. Proxy Statement | 2

How do we count votes?
The proxy holders will vote your shares as you instruct. Abstentions will not count as votes cast "for" or "against" any of the proposals. Broker non-votes will not cast as votes “for” or “against” a “non-routine” matter submitted to a vote of shareholders. A broker non-vote occurs when a broker or other holder of record, such as a bank, submits a proxy representing shares that another person beneficially owns, and that person has not given voting instructions to the broker or other nominee. A broker may only vote shares on a non-routine matter if the beneficial owner gives the broker voting instructions. Only the ratification of the appointment of our independent auditor for 2020 is considered a routine matter on which a broker or nominee that holds shares in its name may vote without instruction from the person that owns the shares beneficially.

How are proxies solicited for the Annual Meeting?
The Company is soliciting proxies for the Annual Meeting. All expenses associated with this solicitation, including the cost of preparing, assembling and mailing the Notice, Proxy Statement, 2019 Annual Report to Shareholders, and form of proxy will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How is my proxy voted?
The Board of Directors has designated Tina Miller, Senior Vice President and Chief Financial Officer, and Kelly Porter, Corporate Controller as the proxy holders for the Annual Meeting. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) as specified by the shareholder. Proxies submitted without specification will be:

•
Voted FOR the seven director nominees listed in this proxy statement;
•
Voted FOR the approval of our compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K; and
•
Voted FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2020.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?
In accordance with the Securities and Exchange Commission (“SEC”) rules, we are furnishing our proxy materials, including this proxy statement and our Annual Report on Form 10-K, to our shareholders primarily via the Internet. On or about March 11, 2020, we mailed to our shareholders a Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting and how to request printed copies of the proxy materials and Annual Report on Form 10-K. Shareholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.

I have previously indicated I want to receive my proxy materials electronically. Will I still receive my materials via email as I have in the past?	Yes. If you have already signed up to receive the materials by email or other electronic transmission, you will continue to receive them in that manner.

2020 Lithia Motors, Inc. Proxy Statement | 3

Our Company Strategy

We are a growth company powered by people and innovation. Our culture and core values guide us in serving our customers, developing our people, reaching our potential and growing our Company.

We promote incremental creativity and variation in operating models in order to serve each customer's need. Our stores create a welcoming and highly-responsive environment to proactively engage customers wherever, whenever and however they desire. We strive to create simple, customer-centered experiences that provide affordability, transparency and convenience throughout the ownership life cycle.

We focus on improving performance through increasing market share and profitability at each of our locations. We cultivate personal growth through new experiences, teamwork, professional development, mentoring, coaching and recognition. We attract and retain those individuals who thrive in a high-performing environment, who welcome the challenge to improve and build aspirational plans to drive success.

We increase our physical network of stores through acquisitions to strategically grow our presence and create density in our network, providing convenience for our customers. Our value-based acquisition strategy targets underperforming stores with strong franchises in desirable markets. As we integrate these stores into our existing network, we focus on increasing profitability through gaining market share, elevating the customer experience and controlling costs. With our performance management strategy, standardized information systems and centrally- and regionally-performed administrative functions, we seek to gain economies of scale from our network.

We acquire domestic, import and luxury franchises in cities ranging from mid-sized regional markets to metropolitan markets. We evaluate all brands for expansion opportunities, provided the market is large enough to support adequate new vehicle sales which support the required capital investment. Our acquisition strategy allows us to maintain a diverse franchise mix and further leverage our cost structure. We regularly optimize and balance our network through strategic divestitures to ensure continued high performance. Our disciplined approach and the current economic environment provide us with attractive acquisition opportunities and expanded coast to coast coverage.

We are disciplined in managing our capital allocation to maximize returns for our shareholders. Our liquidity and available cash allows for continued growth through acquisitions, investments in modernization and adjacency opportunities, support for our existing business, and to prepare for any unforeseen changes in the economic environment.

Year in Review

Business Review

In 2019, we continued to build upon our success by focusing on achieving operational excellence, acquiring strong assets, and investing in modernization and business adjacencies that further optimize our network:

•	In Pittsburgh, our incubator market for innovation, we activated a convenient sell-from-home customer experience powered by our proprietary technology.

•	Additionally, we launched a buy-from-home technology in the same market as part of our multifaceted expansion of digital conveniences.

•	We acquired nine stores, de-dualed three stores, and entered two new states, West Virginia and Florida.

•	Optimizing and balancing our network, we divested five stores and generated $47 million in cash.

•	Increasing our reach and convenience for customers, we expanded our national network coverage from 82% to 92%.

The table below highlights selected results that determined performance‐based compensation in 2019. Certain of the financial measures differ from measures calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). We believe the non-GAAP financial measures presented improve the transparency of our disclosures; provide a meaningful presentation of our results from core business operations, because they exclude items not related to core business operations and other non-cash items; and improve the period-to-period comparability of our results from core business operations. We reconcile adjusted pretax profit and adjusted earnings per share to the most comparable GAAP measures below.

2020 Lithia Motors, Inc. Proxy Statement | 4

(in millions, except per share amounts)

Key Performance Metrics	2019	2018	2017
Diluted net income per share	$11.60	$10.86	$9.75
Adjusted diluted net income per share	11.76	9.98	8.39
EBITDA	591.2	531.2	478.9
Adjusted EBITDA	517.8	456.7	434.0
Debt to adjusted EBITDA	1.93 x	2.23 x	1.87 x
5-year compounded annual growth rate for revenue	18.6%	24.2%	24.9%
5-year compounded annual growth rate for adjusted diluted net income per share	18.1%	20.1%	23.2%

Key Operational Metrics	2019	2018	2017
Same store revenue growth
New vehicles	1.5%	(1.8)%	1.2%
Used vehicle retail	13.7%	6.7%	3.9%
Finance and insurance	13.2%	4.8%	5.8%
Service, body and parts	7.4%	3.6%	5.2%
Total revenues	6.1%	1.3%	2.2%

Same store gross profit growth
New vehicles	(1.3)%	(4.6)%	1.2%
Used vehicle retail	12.4%	3.0%	3.9%
Finance and insurance	13.2%	4.8%	5.8%
Service, body and parts	10.0%	5.5%	4.8%
Total gross profit	8.7%	2.6%	3.7%

The following tables reconcile certain reported non-GAAP measures to the most comparable GAAP measure from our Consolidated Statements of Operations (in millions, except per share amounts):

	2019	2018	2017
Diluted net income per share, as reported	$11.60	$10.86	$9.75
Adjustments, net of tax
Disposal gain on sale of stores	(0.30)	(0.47)	(0.10)
Asset impairments	0.08	0.04	—
Insurance reserves	0.30	0.05	0.14
Acquisition expense	0.08	0.10	0.14
OEM Settlements	—	—	(0.23)
Tax attribute	—	(0.60)	(1.31)
Adjusted diluted net income per share	$11.76	$9.98	$8.39

2020 Lithia Motors, Inc. Proxy Statement | 5

Adjusted EBITDA
(in millions)

	2019	2018	2017
EBITDA and Adjusted EBITDA
Net income	$271.5	$265.7	$245.2
Flooring interest expense	72.8	62.3	39.3
Other interest expense	60.6	56.0	34.8
Income tax expense	103.9	71.8	101.9
Depreciation and amortization	82.4	75.4	57.7
EBITDA	$591.2	$531.2	$478.9

Other adjustments:
Less: flooring interest expense	$(72.8)	$(62.3)	$(39.3)
Less: used vehicle line of credit interest expense	(5.5)	(2.9)	(2.7)
Add: acquisition expenses	2.5	3.3	5.7
Less: gain on divestitures	(9.7)	(15.4)	(5.1)
Add: insurance reserve	9.5	1.5	5.6
Add: asset impairment	2.6	1.3	—
Adjusted EBITDA	$517.8	$456.7	$434.0

	2019	2018	2017
Net Debt to Adjusted EBITDA
Floor plan notes payable: non-trade	$1,642.4	$1,733.3	$1,802.3
Floor plan notes payable	425.2	324.4	116.8
Used and service loaner vehicle inventory financing facility	149.0	332.0	177.2
Revolving lines of credit	—	131.6	94.6
Real estate mortgages	597.7	592.3	470.0
5.250% Senior notes due 2025	300.0	300.0	300.0
4.625% Senior notes due 2027	400.0	—	—
Other debt	33.6	34.2	12.5
Unamortized debt issuance costs	(10.4)	(6.1)	(6.9)
Total debt	$3,537.5	$3,441.7	$2,966.5

Less: Floor plan related debt	$(2,216.6)	$(2,389.7)	$(2,096.3)
Less: Cash and cash equivalents	(84.0)	(31.6)	(57.3)
Less: Availability on used vehicle and service loaner LOC's	(239.8)	—	—
Net Debt	$997.1	$1,020.4	$812.9

TTM Adjusted EBITDA	$517.8	$456.7	$434.0

Net debt to Adjusted EBITDA	1.93 x	2.23 x	1.87 x

2020 Lithia Motors, Inc. Proxy Statement | 6

DIRECTORS, NOMINEES,
AND EXECUTIVE OFFICERS

Current directors and nominees

SIDNEY B. DEBOER
Sidney B. DeBoer took Lithia Motors public in 1996 and is the Chairman of the Board. Mr. DeBoer served as Chief Executive Officer and Secretary from 1968 through 2011, and then Executive Chairman through the end of 2015. Mr. DeBoer’s pioneering work in the public auto retailer sector and as an automotive dealer has earned him numerous awards and recognition. His charitable work on the Southern Oregon University Foundation Board, Oregon Community Foundation and the Oregon Shakespeare Festival has created a vibrant community for our Company’s headquarters. Mr. DeBoer attended Stanford University and the University of Oregon. His familiarity with our business, executive leadership knowledge and industry experience make him uniquely qualified to serve as our Chairman.

BRYAN B. DEBOER
Bryan B. DeBoer has been our Chief Executive Officer (CEO) and President since 2012 and first became a director in 2008. Prior to becoming CEO, Mr. DeBoer was Senior Vice President of Mergers & Acquisitions/Operations and then Chief Operating Officer driving the growth of Lithia and transforming the Company culture to an entrepreneurial and high performance model. Upon joining Lithia in 1989, Mr. DeBoer grew through the store positions of Finance Manager, Used Vehicle Manager, General Sales Manager, General Manager and multi-store General Manager. Mr. DeBoer has a B.S. degree from Southern Oregon University in Business Administration. He also graduated from the National Automobile Dealers Association Dealer Academy. Mr. DeBoer’s store experience, passion for mergers and acquisitions and demonstrated ability to develop strong manufacturer relationships drive our growth. His enthusiasm for the car business combined with a competitive spirit set the tone for our culture.

SUSAN O. CAIN
Susan O. Cain joined our Board of Directors in 2009. Ms. Cain was a Senior Instructor in Accounting at Southern Oregon University, located in Ashland, Oregon since 2004. Ms. Cain joined KPMG LLP in 1978, retiring as a partner in the San Francisco office in 1999. While with KPMG, she specialized in banking institutions and trust tax services. Ms. Cain is involved with various non-profit and charitable organizations including the Ashland Independent Film Festival and the Oregon Shakespeare Festival. She maintains her CPA license in California and brings to our Board of Directors a high level of accounting expertise. Ms. Cain holds a B.A. degree in General Science from Oregon State University and a Master of Science in Taxation from Washington School of Law, Washington Institute of Graduate Studies. She serves as the Audit Committee Chair and is an audit committee financial expert as defined under SEC rules. Ms. Cain was selected to serve on our Board of Directors because of her significant financial and accounting expertise and experience.

2020 Lithia Motors, Inc. Proxy Statement | 7

SHAUNA F. MCINTYRE
Shauna F. McIntyre joined our Board of Directors in April 2019. Currently, she works as the Program Lead for Google Automotive Services and has been with Alphabet, Inc. since 2016. Previously, she held integral roles at Egon Zehnder International, Achates Power, Inc., Honeywell International, Inc. and Ford Motor Company. Ms. McIntyre brings a wealth of knowledge and expertise to our board in a wide variety of subjects within the automotive industry, including manufacturing, finance and operations. Ms. McIntyre serves on the Board of Directors for the Los Altos Educational Foundation and was also a co-founding board member for the North American Council for Freight Efficiency. Ms. McIntyre holds a B.S. from the University of California, Los Angeles, a M.S. from the University of California, Berkeley, and an M.B.A. from Harvard. Ms. McIntyre was selected to serve on our Board of Directors because of her valuable strategic, industry and leadership experience.

LOUIS P. MIRAMONTES
Louis P. Miramontes joined our Board of Directors in 2018. Mr. Miramontes currently serves as the Audit Committee Chair of the Board of Directors for both Rite Aid Corporation and Oportun Financial Corporation. He provides advisory services to a real estate development company. Mr. Miramontes worked at KPMG from 1976 to 2014, where he served as managing partner for the San Francisco office and provided audit services to public and private companies. He has extensive experience in accounting, financial reporting and corporate governance. Mr. Miramontes holds a B.S. degree in Business Administration from California State University, East Bay. He is also an audit committee financial expert as defined under SEC rules. Mr. Miramontes was selected to serve on our Board of Directors because of his professional experience and deep audit and financial reporting expertise.

KENNETH E. ROBERTS
Kenneth E. Roberts joined our Board in 2012 after working as “of counsel” with Lane Powell, PC, a Pacific Northwest law firm. Mr. Roberts was a partner with the law firm of Roberts Kaplan LLP (formerly Foster Pepper LLP) from 1987 until the firm joined with Lane Powell in January 2011. His private law practice focused on corporate finance, mergers and acquisitions, corporate governance, executive compensation and securities, representing public companies, and community banks. Mr. Roberts is a graduate of Harvard Law School and Oregon State University with a B.S. in Business and Technology. Mr. Roberts chairs our Nominating and Governance Committee and lends insightful analysis to our mergers and acquisitions strategies.

2020 Lithia Motors, Inc. Proxy Statement | 8

DAVID J. ROBINO
David J. Robino joined our board in 2016. He began his management career at The Maytag Corporation and Pepsi-Cola. He joined AC Nielsen in 1989, culminating as Senior Vice President of Nielsen International, based in Brussels, Belgium. After a successful Vice Presidency at AT&T's Business Markets Division, Mr. Robino left to lead Gateway, Inc. as Executive Vice President and Chief Administrative Officer and later Vice Chairman. Upon retiring from Gateway, Mr. Robino served as a member of the board of directors of Memec, Inc., then the world's leading distributor of specialty semiconductors, and Insight Enterprises, Inc., a global provider of information technology capabilities to enterprises. He has served as an adjunct instructor at Southern Oregon University since 2012. Mr. Robino has a M.S. in Industrial Relations from Iowa State University and B.A. in Social Studies from Graceland College. Mr. Robino’s executive management and board experience over the course of his career at many large firms, provides us with expertise across a broad range of subjects. Mr. Robino chairs our Compensation Committee.

Non-Director Executive Officers

CHRISTOPHER S. HOLZSHU
Christopher S. Holzshu is our Executive Vice President and Chief Operating Officer (COO), a role he has served in since November 2019. He previously served as Chief Financial Officer and Chief Human Resources Officer. Throughout his career with Lithia he has gained a deep understanding of the operations of our stores and a special talent for relating to individuals at all levels of the organization. Mr. Holzshu joined Lithia in 2003 as Director of Accounting after working on our external audit team at KPMG LLP as a CPA, where he specialized in automotive manufacturing and retail sectors. He holds a B.S. in Accounting from the University of Alaska.

SCOTT A. HILLIER
Scott A. Hillier is our Senior Vice President of Operations and has served in this role since 2008, overseeing store leadership. Mr. Hillier joined Lithia in 1986, working in our stores in roles including Finance Manager, General Sales Manager, General Manager and multi-store General Manager. Mr. Hillier quickly developed a reputation for identifying talent and building teams which led to his promotion to Vice President of Human Resources in 2003. In his current role, Mr. Hillier helps foster our value of taking personal ownership for performance by mentoring store leadership including the Lithia Partners Group. Mr. Hillier graduated from Southern Oregon University with a B.S. in Inter-Disciplinary Studies.

2020 Lithia Motors, Inc. Proxy Statement | 9

BRYAN L. OSTERHOUT
Bryan L. Osterhout is a Senior Vice President leading a substantial group of stores throughout the Northwest U.S. and Alaska, and has served in this role since 2017. He joined Lithia over 20 years ago as the General Manager of Eugene Chrysler Dodge Jeep Ram. Mr. Osterhout exhibited his entrepreneurial spirit early, borrowing money from his family to start a used car dealership when he was only 21 years old. Now, he inspires that same passion for operational performance and leadership throughout many of our stores. Mr. Osterhout studied economics and marketing for four years at the University of Oregon.

TINA H. MILLER
Tina H. Miller is our Senior Vice President, Chief Financial Officer (CFO), leading the accounting, tax, corporate finance, financial planning & analysis, risk management and treasury functions, and has served in this role since August 2019. She joined Lithia in 2005 working in internal audit and corporate accounting before being promoted to Corporate Controller in 2015 and Vice President in 2018. Before Lithia, Ms. Miller worked as an auditor at Ernst & Young in their assurance practice. She graduated from Santa Clara University with a B.S. in Accounting and is a licensed CPA in Oregon.

THOMAS M. DOBRY
Thomas M. Dobry is our Senior Vice President and Chief Marketing Officer and has served in this role since 2018. He leads our internal marketing team and partners with external agencies that serve our stores. Mr. Dobry first joined Lithia in 2007 and then again in 2013. He took a brief hiatus from Lithia in 2010 to build a team in Detroit, Michigan guiding Chevrolet’s advertising. Before joining Lithia, Mr. Dobry led regional marketing efforts for the Saturn and Dodge brands at Goodby Silverstein & Partners and BBDO advertising agencies, respectively. Mr. Dobry has a B.A. in Advertising from Michigan State University and a M.B.A. from the University of Oregon.

GEORGE N. HINES
George N. Hines is our Senior Vice President, Chief Innovation and Technology Officer and has served in this role since July 2019. Before joining Lithia, Mr. Hines held technology and innovation leadership roles at Massage Envy Franchising and Viad Corp. Early in his career, he worked with Deloitte Consulting and Ernst & Young Management Consulting, where he advised clients in the telecommunications industry. George brings a great deal of talent and passion for the creation of pleasant, frictionless experiences and innovative technologies. Additionally, he brings a global view to his work having lived and worked in Peru, Ecuador, Brazil, Spain and the United Kingdom. He holds a B.S. in MIS from Millikin University and has most recently completed studies in the Stanford School for Design Thinking and Innovation.

2020 Lithia Motors, Inc. Proxy Statement | 10

CORPORATE GOVERNANCE
Board Leadership and Structure

2019 Board and Committee Composition

The Board has three standing committees, each of which operates under a charter that has been approved by the Board. The Chair of each committee reviews and discusses the agendas and materials for meetings with senior management in advance of distribution to the other committee members, and reports to the Board on actions taken at each committee meeting. The following table sets forth the current membership of each committee.

Director	Key	Compensation	Audit	Nominating & Governance
Sidney B. DeBoer	CB
Susan O. Cain	I	✓	C	✓
Bryan B. DeBoer
Shauna F. McIntyre	I		✓	✓
Louis P. Miramontes	LI	✓	✓
Kenneth E. Roberts	I	✓		C
David J. Robino	I	C	✓	✓

CB = Chairman of the Board I = Independent Director LI = Lead Independent Director C = Committee Chairman

Board of Directors

Our Bylaws provide for not fewer than five and not more than nine directors. Our Board of Directors has the discretion to set the size of our board from time to time. Currently, our Board of Directors has set the number of directors at seven.

There is no requirement that directors attend our Annual Meeting of Shareholders, but directors are encouraged to do so. Our Board of Directors held 14 meetings in 2019. Each incumbent director attended at least 80% of all meetings of the Board and of the Board committees on which he or she served. All of our incumbent directors attended our 2019 Annual Meeting of Shareholders.

Board Committees

Our Board has three standing committees: the Compensation Committee, the Audit Committee, and the Nominating and Governance Committee. Each committee member is an independent director under NYSE listing standards, including, with respect to members of the Audit Committee and Compensation Committee, under the enhanced independence standards that apply to members of those committees. Each of our Board committees has a charter. Commencing with our 2018 Annual Meeting, at least one member of each of our Audit Committee and Compensation Committee may not belong to both committees. A written copy of our committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics and Shareholder Communications Policy may be obtained by contacting our Investor Relations Department, Lithia

2020 Lithia Motors, Inc. Proxy Statement | 11

Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. These documents are also available on our website at www.lithia.com under Investor Relations.

THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for our executive compensation philosophy. The committee annually reviews the performance of and determines the base salary and variable and long-term compensation for our Chief Executive Officer. The Compensation Committee also reviews the compensation for other executive officers and reviews and recommends the compensation for independent Board members.

The Compensation Committee may delegate any of its responsibilities to a subcommittee, which would consist of at least two members of the Compensation Committee but otherwise may consist of any person(s) selected by the Compensation Committee. In February 2019, the Compensation Committee delegated limited authority to our CEO and Executive Vice President to award restricted stock units (“RSUs”) to employees of the Company during the course of 2019 based upon employee performance; the maximum aggregate number of shares underlying RSUs that the CEO may award in a calendar year is equal to an aggregate of $3,000,000 divided by the average closing price of one share of the Company’s Class A common stock in the 40 trading days before the award date of the RSU. In addition, the Compensation Committee has delegated authority to our CEO and CFO to make discretionary contributions to employees’ accounts of up to $200,000 in the aggregate per calendar year under the Lithia Motors, Inc. Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan.

The Compensation Committee also has the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant and outside legal counsel as necessary to assist with the execution of its duties and responsibilities. In 2019, the Compensation Committee retained Pay Governance LLC (Pay Governance) to provide advice and counsel. Pay Governance provided compensation advice to the Committee on our Chief Executive Officer, Chief Financial Officer and next three highest-paid executives. The Compensation Committee monitors our employee benefits plans, including our 2013 Amended and Restated Stock Incentive Plan, 2009 Employee Stock Purchase Plan, Performance Bonus Plan and Executive Management Non-Qualified Deferred Compensation and Supplemental Executive Retirement Plan. The Compensation Committee certifies and approves payments based on performance measures. The Compensation Committee held 11 meetings in 2019. See “Compensation Discussion and Analysis” below for more information on our compensation philosophy and how the Compensation Committee determines the compensation of our executive officers.

The Compensation Committee assessed the independence of Pay Governance pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent Pay Governance from independently representing the Committee. In making this assessment, the Committee considered each of the factors set forth by the SEC and the NYSE with respect to the Pay Governance’s independence, including that Pay Governance provided no services for the Company other than pursuant to its engagement by the Committee. The Committee also determined there were no other factors the Committee should consider in connection with the assessment or that were otherwise relevant to the Committee’s engagement of Pay Governance.

2020 Lithia Motors, Inc. Proxy Statement | 12

THE AUDIT COMMITTEE
The Audit Committee is responsible for selecting and hiring our independent registered public accounting firm and for overseeing our accounting functions, systems of internal control established by management and processes to assure compliance with applicable laws, regulations and internal policies. The Audit Committee routinely meets in executive session with representatives from KPMG, our Chief Financial Officer and our Director of Internal Audit. Our Director of Internal Audit reports directly to the chair of the Audit Committee. The Audit Committee held six meetings during 2019. In addition to meeting the independence requirement for audit committee members, each current member of the Audit Committee also meets the financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE. Our Board has reviewed the qualifications and experience of the nominees standing for election and has determined that both Ms. Cain and Mr. Miramontes satisfy the requirements of an “audit committee financial expert” as defined by SEC rules.

THE NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee is responsible for assisting our Board of Directors in identifying qualified individuals to become Board members; recommending to our Board of Directors nominees for each annual meeting of the shareholders; determining the composition of our Board of Directors and its committees; developing and implementing effective corporate governance policies and procedures; developing and enforcing a Code of Business Conduct and Ethics; monitoring a process to assess the effectiveness of our Board of Directors, its members and its committees and ensuring our compliance with NYSE listing standards. The Nominating and Governance Committee held five meetings in 2019.

Director Independence

Our Corporate Governance Guidelines require our board to be composed of a majority of independent directors. Generally, under NYSE listing standards, a director is not independent if he or she has a direct or indirect material relationship with Lithia or its management. In accordance with its charter, the Nominating and Governance Committee annually reviews the independence of all non-employee director nominees and reports its findings to the full Board of Directors, which makes a determination about the independence of each nominee. The Board of Directors and the Nominating and Governance Committee review and discuss all transactions and relationships between each director nominee or any member of his or her immediate family and Lithia, its consolidated subsidiaries and affiliates, and management, both in the context of the specific independence standards enumerated in the NYSE listing standards, as well as other business and personal relationships that could compromise the independent judgment of a director. Other than the NYSE listing standards, we do not adhere to categorical standards for determining independence; rather, we review and evaluate the specific facts and circumstances of each transaction and relationship to determine whether the director is independent. As a result of this review, our Board of Directors affirmatively determined that each of Mses. Cain and McIntyre and Messrs. Miramontes, Roberts, and Robino is

2020 Lithia Motors, Inc. Proxy Statement | 13

independent under NYSE listing standards and Mr. Becker, who did not stand for reelection at our 2019 Annual Meeting of Shareholders, was independent under NYSE listing standards during his term of service.

Lead Independent Director and Leadership Structure

Lithia’s governance documents provide our Board with flexibility to select the leadership structure that is best for the Company. If the Chairman of our Board of Directors is not an independent director, our Board of Directors annually selects an independent director to serve as the “Lead Independent Director” responsible for coordinating the activities of the independent directors. If the Chairman of our Board of Directors is an independent director, our Board of Directors may nonetheless select a Lead Independent Director from one of the other independent directors.

Bryan B. DeBoer is our President and Chief Executive Officer, and Sidney B. DeBoer is our Chairman of the Board. At this time, we believe that the separation of the CEO and Chairman positions is beneficial as it allows the CEO to focus his energy and time on operating the Company while simultaneously allowing the Chairman to exercise his leadership strengths. Because Sidney B. DeBoer is not an independent director, our Board of Directors appointed Louis P. Miramontes as Lead Independent Director commencing on April 25, 2019. Previously, Thomas R. Becker was our Lead Independent Director.

Sidney B. DeBoer, as Manager of Lithia Holding Company, L.L.C. (“Lithia Holding”), has the authority to vote all of the Class B common stock, which has 20.9% of the voting power of our outstanding voting shares. To ensure independent oversight of management and the transparency expected from a public company:

•
As described below under “Certain Relationships and Transactions with Related Persons,” Sidney B. DeBoer has entered into a Class B Conversion Agreement under which he has agreed to cause all of the remaining shares of Class B common stock to be converted into Class A common stock by December 31, 2025;

•
We maintain a Board comprised of a majority of independent directors, and the Audit Committee, Compensation Committee and Nominating and Governance Committee are composed solely of independent directors;

•	At least once each quarter, with the Lead Independent Director presiding, the independent directors meet privately in executive session;

•
Annually, an independent third party conducts a 360 degree review of our Chief Executive Officer with the other Board members and the officers reporting directly to the Chief Executive Officer. The results of that review are shared with the independent directors;

•	An independent third party also annually conducts a review of the performance of each director, each Board committee and the Board as a whole;

•	Each committee chair sets the agenda for his or her committee meeting and all directors are permitted to propose items for consideration by any committee or the full Board;

•	Each committee is given the right in its charter to retain outside advisors (including legal counsel) in its discretion; and

•	We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics (each of which is available on our website at www.lithiamotors.com).

2020 Lithia Motors, Inc. Proxy Statement | 14

We believe our Board and committee structure, practices and policies, as described above, allow our Board of Directors to provide adequate, independent oversight of management. Shareholders may contact the Lead Independent Director or the independent directors as a group using the procedures described in “Shareholder and Other Interested Party Communications” below.

Our Board’s Risk Oversight Role

Our Board of Directors monitors the risks facing our business by evaluating our risk management processes, including the processes established to monitor how management reports material risks to our Board of Directors and how our executive team manages the various risks that our business faces. Our Board of Directors annually reviews the potential severity of various risks faced by our Company (including cyber risks, geographic risks and the potential impact of new laws on the business) and the likelihood that they will occur. Our Board of Directors collaborates with management on developing the Company's annual risk management plan and, as part of that process, helps management ensure that those risks and uncertainties are considered in ongoing operations and in the Company’s risk management plan. Our Board of Directors has delegated responsibility for certain areas of its risk oversight to its standing committees.

The Compensation Committee, together with our Board of Directors, reviews and manages our compensation policies and programs to ensure they do not encourage excessive risk-taking by our executives and employees. The Compensation Committee reviews a summary and assessment of such risks at least annually and in connection with the discussion or review of individual elements of compensation. In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The Audit Committee reviews our material financial risk exposures and the process by which management assesses and manages financial risks. The Audit Committee also meets with management to discuss the steps management has taken to assess, monitor and mitigate risks that the Company faces. While our Board of Directors oversees risk management, our management is charged with managing risk through effective internal controls and processes, which facilitate the identification and management of risks, and management regularly discusses risk management with our Board of Directors.

CYBER SECURITY
Protecting the privacy and integrity of information and preventing cyber crimes is a key focus of Lithia Motors. Integral to the automotive retail business is being a custodian of confidential customer information. We are proactively working to prevent material data breaches.

Our Board of Directors is responsible for overseeing cyber security and data protection strategy. Our Company operates with an internal policy and control framework for data protection, which is compliant with regulatory requirements and ensures that information is handled in a responsible and secure manner. We regularly report any risk exposures to the Board as well as the steps taken to monitor and control them.

2020 Lithia Motors, Inc. Proxy Statement | 15

Environmental, Social, and Governance

Environmental Social and Governance (ESG) matters align closely with Lithia’s mission and values. As a growth-focused company, our responsibility goes beyond providing financial returns. This means we "Take Personal Responsibility," one of our four core values, to build and support long-term sustainability.

We provide and support employee wellness initiatives and continuous career advancement opportunities to develop and retain the best talent. Incrementally lightening our environmental footprint and supporting community education at all levels of the organization builds sustainability in our communities. These measures are critical to our overall success as a company.

Lithia's 2019 Corporate Responsibility Report can be found at www.lithiainvestorrelations.com.

Director Qualifications and Nominations

The Nominating and Governance Committee is responsible for identifying and evaluating potential director nominees to fill any vacancies on our Board of Directors. The committee recommends director nominees with backgrounds and qualifications that complement each other and collectively allow our Board of Directors to fulfill its responsibilities.

The Nominating and Governance Committee annually reviews the composition of our Board and evaluates the qualifications and contributions of the current directors in the context of the desired composition of our Board, our operating requirements and the interests of our shareholders. The committee also routinely reviews and interviews candidates for our Board of Directors whose background and experience suggest they may be qualified to join our Board. The qualifications required of individuals for consideration as a Board nominee vary according to the particular areas of expertise sought as a complement to our existing Board of Directors composition at the time of any vacancy. Potential candidates may be suggested by various sources, including management, Board members, shareholders, legal counsel, business leaders and other industry executives and directors.

The Nominating and Governance Committee evaluates the qualifications of potential director nominee candidates, including candidates proposed by shareholders, based on criteria that include the individual’s skills, experience and other factors in the context of the current composition of our Board of Directors, to maintain our Board’s overall diversity. Among other aspects, the Nominating and Governance Committee evaluates the following factors when evaluating director nominees: business experience, other directorships, business and personal relationships with management, educational background, expertise in finance, knowledge of financial reporting and the business of the Company, and industry experience. In this context, diversity encompasses differences of viewpoint, personal and professional experience, education, skill, and other individual qualities and backgrounds, such as gender, race and ethnicity. At a minimum, qualified director nominees must have the ability to dedicate sufficient time to Board activities, and candidates for a position as an independent director must meet applicable NYSE independence standards and not have any conflicts of interest with the Company. The Nominating and Governance Committee reviews its effectiveness in balancing these criteria when assessing the composition of our Board.

Directors are not considered independent if they have been on the Board for 15 or more years, and no person may serve as an Independent director after attaining the age of 79.

We require all of our directors to annually sign an acknowledgment of their confidentiality obligations and obligations under our insider trading policy and other applicable policies to reinforce their commitment to protect our confidential information and our business reputation and to comply with applicable securities laws.

We seek to attract and retain qualified candidates for Board membership regardless of the origin of recommendation, and there are no differences in the manner in which the Nominating and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder or the Committee itself. The Nominating and Governance Committee will consider potential nominees recommended by any record or beneficial shareholder. See “Shareholder and Other Interested Party Communications-Shareholder Director Recommendations” below.

2020 Lithia Motors, Inc. Proxy Statement | 16

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive, financial and accounting officers. A complete copy of our Code of Business Conduct and Ethics is available on our website at www.lithiamotors.com. You may request a copy by mail from our Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. We intend to publicly disclose any amendment to and any waiver of the Code of Business Conduct and Ethics on our website.

2020 Lithia Motors, Inc. Proxy Statement | 17

PROPOSAL NO. 1
Election of Directors

Our Board of Directors has nominated each of the following persons for election as a director:

Nominee Name	Age	Has Been a Director Since/(During)	Independent
Sidney B. DeBoer	76	1968
Susan O. Cain	65	2009	Yes
Bryan B. DeBoer	53	2008
Shauna F. McIntyre	48	2019	Yes
Louis P. Miramontes	65	2018	Yes
Kenneth E. Roberts	75	2012	Yes
David J. Robino	60	2016	Yes

Our Board of Directors unanimously recommends a vote FOR each of the nominees named above.

Term	If elected, each nominee will hold office until the next annual meeting or until his or her successor is elected and qualified.
Election by Majority Vote
To be elected, the number of votes case “for” a director’s election must exceed the number of votes cast “against” that director. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve, proxies may be voted for another person nominated by our Board of Directors.

Biographical Information on our Nominees
Our Board of Directors believes that the combination of the qualifications, skills and experiences of the nominees will contribute to an effective and well-functioning Board. Our Board of Directors and the Nominating and Governance Committee believe that individually, and as a group, the nominees possess the necessary qualifications to provide for future oversight of our business consistent with their fiduciary duties to shareholders. Included in each director nominee’s biography, above, is a description of the experience, skills and attributes of each nominee.

2020 Lithia Motors, Inc. Proxy Statement | 18

BOARD COMPENSATION

Compensation of Directors

Non-Employee Director Compensation. Our directors serve from election at each annual meeting until the following annual meeting or until the director’s successor is elected and qualified. The Compensation Committee annually reviews non-employee director compensation and recommends any applicable changes to our Board of Directors. The Committee engages independent consultants to review the market competitiveness of the compensation paid to the non-employee directors compared to Company peers. The Committee engaged Pay Governance in 2019 to help assess non-employee director compensation for the 2019-2020 Board service year and Pay Governance advised that the compensation is at the median compared to Company peers.

Any change in the director compensation program is effective for the ensuing service year. Accordingly, the actual compensation paid to a non-employee director in a calendar year may be earned under two separate compensation programs. Except for Sidney B. DeBoer, directors who are employees of the Company are not compensated separately for their service as directors. As noted in the Non-Employee Director Compensation Table, for his services as a director, Sidney B. DeBoer receives the same compensation, in the same form, as the Company pays to its non-employee directors. Separately, Sidney B. DeBoer receives payments for his prior services rendered as an employee that are described below under “Certain Relationships and Transactions with Related Persons.” on page 45. Executive officers of the Company do not recommend or determine non-employee director compensation. Our non-employee directors are Mses.

Cain and McIntyre and Messrs. Miramontes, Roberts and Robino.

We pay a majority of our non-employee directors’ compensation as equity awards. The Compensation Committee believes that paying a majority of the annual compensation in equity provides non-employee directors with a vested interest in our long-term financial success and aligns their interests with those of our shareholders. The compensation structure for our non-employee directors for the 2019-2020 service year was as follows:

$95,000 cash plus an additional $15,000 cash to each director who serves as a committee chair, lead independent director or as chairman of the Board. In each case, cash amounts are paid in 12 monthly installments over the service period.

An award for a number of RSUs, which are settled in shares of our Class A common stock, with a value of$140,000. The number of RSUs awarded is based on the average closing share price for the 40 trading days prior to the award grant date.

RSU awards to our non-employee directors are granted immediately after our annual shareholder meeting and vest over one year, with 25% vesting on the first business day of the month after each regularly scheduled quarterly meeting of our Board of Directors if the director continues to serve on that day. All equity grants to non-employee directors are subject to our stock ownership policy. See “Non-Employee Director Stock Ownership Policy; Hedging and Pledging Restrictions” below.

2020 Lithia Motors, Inc. Proxy Statement | 19

2019 Director Compensation

Non-Employee Director Compensation Table. The following table summarizes compensation paid to non-employee directors and to our Chairman during calendar year 2019, which amounts represent the 2019 portion of both the 2018-2019 Board term and the 2019-2020 Board term:

Name	Fees Earned or Paid in Cash ($) (5)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Sidney B. DeBoer	106,667	159,320	7,785	(3), (4)	$273,772
Thomas R. Becker (1)	33,333	0	2,477		$35,810
Susan O. Cain	106,667	159,320	4,060	(3)	$270,047
Shauna F. McIntyre	63,333	159,320	—		$222,653
Louis P. Miramontes	101,667	159,320	—		$260,987
Kenneth E. Roberts	106,667	159,320	8,194	(3)	$274,181
David J. Robino	106,667	159,320	—		$265,987
(1) Retired from Board in 2019
(2) The amounts set forth in this column reflect the grant date fair value of all awards granted in 2019 calculated in accordance with FASB ASC Topic 718 and excluding the effects of any estimated forfeitures. (See Note 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for the valuation techniques and assumptions and other information related to our stock awards).
(3) Amounts paid by us on behalf of our Board members for long-term care insurance premiums.
(4) Does not include amounts paid to Mr. DeBoer under the Transition Agreement, which are described under “Certain Relationships and Transactions with Related Persons" on page 45.
(5) The fees reflected in the column “Fees Earned or Paid in Cash” in the above table are the actual fees earned in calendar year 2019. The amounts in the “Stock Awards” column reflect the fair value of awards granted during 2019, even though not fully vested until the completion of the year of service in March 2020.

Equity awards outstanding at December 31, 2019 for each non-employee director were as follows:

Name	Unvested Stock Awards (#)
Sidney B. DeBoer	382
Susan O. Cain	382
Shauna F. McIntyre	382
Louis P. Miramontes	382
Kenneth E. Roberts	382
David J. Robino	382

Deferred Compensation Agreements with Non-Employee Directors. We offer our non-employee directors the opportunity to defer receipt of their compensation by entering into a Deferred Compensation Agreement with the Company. Under this agreement, participants who elect to defer compensation may defer receipt of all or a portion of their cash compensation and any stock award. In 2019, no director elected to defer cash compensation or stock compensation.

2020 Lithia Motors, Inc. Proxy Statement | 20

Non-Employee Director Stock Ownership Policy; Hedging
and Pledging Restrictions

We expect our non-employee directors to acquire and hold sufficient shares of our common stock to meaningfully participate in the risks and rewards of ownership with our shareholders. Accordingly, under our Stock Ownership Policy for Directors, non-employee directors are required to acquire and retain the net after-tax shares received as compensation until the director’s accumulated holdings have a market value equal to at least five times the base compensation paid to the director in the then-current service year. If a director ceases to comply with the policy, the director is expected to retain 50% of the net after-tax shares received upon the settlement of any equity incentive award until the stock ownership minimums are attained. In determining compliance with the policy, share ownership includes RSUs subject to time-vesting and indirect share ownership.

Our insider trading policy and our stock ownership policy for directors specifies that they may not (1) engage in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or (2) hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan. Securities pledged as of March 15, 2013, however, may continue to be pledged under existing or replacement arrangements. The number of securities that were pledged prior to such date have decreased over time. Sidney B. DeBoer is a member and the manager of Lithia Holding, which has the sole voting and investment power with respect to all of the Company’s Class B common stock; all of the 600,000 shares of Class B common stock held by Lithia Holding are pledged by Lithia Holding to secure a loan to Lithia Holding. Kenneth E. Roberts has a line of credit that is secured by the securities held in one of his brokerage accounts, including 59,775 shares of Class A common stock of Lithia; no amounts were drawn on this line of credit as of February 28, 2020.

2020 Lithia Motors, Inc. Proxy Statement | 21

PROPOSAL NO. 2
Advisory vote to approve the compensation of our named executive officers

We are asking shareholders to approve the following advisory resolution to approve the compensation of our named executive officers reported in this proxy statement:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related tables, notes and narrative discussion in the Proxy Statement for the Company’s 2020 Annual Meeting of Shareholders, is approved.

The advisory vote, which is required by Section 14A of the Securities Exchange Act, is a vote to approve or disapprove the overall compensation package of our executive officers and not any one specific element of the compensation package or on the compensation received by any one person. The advisory vote is non-binding. However, the Compensation Committee and Board will review and consider the results of the advisory vote when making future decisions about executive compensation. Because we typically determine annual compensation before the advisory vote on the prior year’s compensation is cast, however, if we determine to make a change in our practices based on shareholder feedback, there may be a delay in implementing those changes.

We urge shareholders to read the detailed information about our compensation philosophy and objectives included in Compensation Discussion and Analysis (“CD&A”), below, which provides context for the Summary Compensation Table and related information. As discussed in the CD&A, we believe our compensation programs align the interests of our executives and our shareholders, help us attract and retain experienced executive talent, and focus our executives on performance and achievement of our short-, mid- and long-term strategic goals and objectives. We believe the overall compensation paid in 2019 was appropriate, particularly considering our financial results in 2019.

After the 2020 Annual Meeting, our next advisory vote on named executive officer compensation will occur at our 2021 Annual Meeting of Shareholders.

Vote Required
The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve, on an advisory basis, the compensation of our named executive officers.

Our Board of Directors unanimously recommends a vote FOR the advisory resolution to approve the compensation of our named executive officers.

2020 Lithia Motors, Inc. Proxy Statement | 22

Compensation Discussion and Analysis

Named Executive Officers

This section discusses our compensation design and philosophy and the compensation paid in 2019 to our Chief Executive Officer, Chief Financial Officer and next three highest-paid executives (named executive officers, or NEOs). The following table identifies our NEOs, the positions they hold and the year in which they became an employee. Our officers are appointed by our Board of Directors. (See “Directors, Nominees and Executive Officers” for more complete biographical and background information on our NEOs):

Name	Age	Current Position(s)	With Company Since
Bryan B. DeBoer	53	President and Chief Executive Officer	1989
Tina H. Miller	39	Senior Vice President and Chief Financial Officer	2005
Christopher S. Holzshu	46	Executive Vice President and Chief Operating Officer	2003
Scott A. Hillier	56	Senior Vice President of Operations	1986
Thomas M. Dobry	54	Senior Vice President and Chief Marketing Officer	2013
John F. North III (1)	42	Senior Vice President and Chief Financial Officer	2002
*John F. North III resigned from the company effective March 2, 2019.

Executive Summary

Compensation Philosophy
Lithia’s compensation program is designed to support the Company’s (“Company” is defined hereafter as Company, Lithia, and includes management as well as the Board of Directors) vision, mission and values. It aligns appropriate incentives and rewards with the execution of our business strategy. Lithia’s compensation program is designed to attract, motivate, reward, and retain high‐performing employees, who influence and drive the Company’s long‐term success. Lithia strives to do this by providing a market‐competitive base salary and performance‐based short‐ and long‐term incentive compensation.

Compensation Components
Based on our pay for performance philosophy, we offer a fixed base salary that comprises the smallest percentage of compensation, a potentially larger annual performance bonus, and the last and largest component being equity interests with long-term vesting schedules the align our interest with NEO's and shareholders.

Vision, Mission and Values

Our Vision is to create personal transportation solutions wherever, whenever and however consumers desire.

Our Mission: Growth Powered by People. Our Mission, Growth Powered by People, focuses us on our customers and team to create a competitive advantage. We are a growth company and the continued development of our team is critical to our long-term success. Our entrepreneurial culture is the foundation of our business strategy. This culture drives our teams to create simple, customer-centered experiences. Trust in each other is key to making decisions that will be in the long‐term best interests of the Company and its stakeholders. We strive for high customer retention and strong market share, while controlling costs, to yield exceptional profit performance.

2020 Lithia Motors, Inc. Proxy Statement | 23

Our Values guide us in serving our customers, developing our people, reaching our potential and growing our company. Working together, we create a welcoming and highly responsive environment with positive experiences that Earn Customers for Life. We are motivated by the freedom of Taking Personal Ownership for our actions and results. By innovating, remaining humble and challenging ourselves to perform better we Improve Constantly. Our enthusiasm for our customers, communities, cars, each other and our success represent the catalysts for Having Fun.

Compensation Committee Responsibilities
The Compensation Committee is responsible for our executive compensation philosophy and compensation plans. In overseeing such philosophy and plans, the Compensation Committee is responsible for:

•	reviewing the Company’s strategic goals and objectives relevant to executive compensation;

•	approving performance criteria and compensation plans for the CEO and executive officers;

•	evaluating the CEO’s performance considering the strategic goals and objectives of the Company; and

•	reviewing and recommending to the Board of Directors the compensation of independent Board members.

The Compensation Committee has oversight of the Company’s strategic goals and objectives relevant to compensation, the compensation design components, performance evaluations, succession planning, and related matters bearing on executive management. The Committee oversees the administration of the Company’s stock incentive plans, stock purchase plans, other equity incentive plans, profit sharing plans, and pension plans. The Committee also reviews the Compensation Discussion and Analysis contained in this proxy statement and recommends its inclusion on in the proxy statement to the full Board. The CEO makes recommendations to the Committee on program design and pay levels with respect to the compensation of other executive officers, including the NEOs.

Performance-Based Compensation
The Company feels strongly that it should align performance compensation with objectives that the management team can manage. These include objectives such as pre‐tax profit and earnings per share.

The following chart shows Lithia’s CEO’s 3-year actual total direct compensation (TDC) and 3‐year Total Shareholder Return (TSR) for the period ending December 31, 2019 in relation to members of Lithia’s peer group. 3-year actual total direct compensation reflects the most recent pay information available for the peer group. Actual TDC is comprised of base salary, actual bonus, and grant date value of equity awards. The Company's pay is aligned with performance, as TSR is at the 85th percentile, and actual TDC is at the 52nd percentile.

2020 Lithia Motors, Inc. Proxy Statement | 24

Compensation Governance

Compensation Governance Provisions
The following policies align management with shareholder interests and mitigate any potential incentive for management to take inappropriate risks:

•
Stock Ownership Policy: NEOs and Non‐NEO Vice Presidents are expected to acquire, and hold shares of our Class A common stock with a market value equal to a multiple of their base salary, as indicated in the table below, within (7) seven years of service in their position. Our stock ownership policy more closely aligns the interests of our NEOs with the interests of our shareholders and exposes our NEOs to downside equity performance risk. A Stock Ownership Compliance review is performed quarterly, and a policy reminder is sent to employees on an annual basis.

Position	Multiple of Salary	Years of Service
CEO	5	7
EVP	3	7
SVP	2	7

•
Insider Trading Policy: The policy provided to all directors and employees prohibits insider trading when the person is aware of material nonpublic information and restricts directors and executive officers and certain other employees determined to have potential access to insider information from trading in Company stock during predetermined closed periods. In addition, Section 16 employees and directors are required to pre-clear any trades.

•	Clawbacks: Compensation paid based on performance, including annual performance bonuses and equity compensation, is subject to a “clawback” policy.

•
Hedging and Pledging: Our insider trading policy for all employees and our stock ownership policy for executive officers specify that they may not (1) engage in hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds or (2) hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan, except if approved by the Board of Directors under limited circumstances. Securities pledged as of March 15, 2013, however, may continue to be pledged under existing or replacement arrangements.

Compensation Program Risk Assessment
Our Company’s Board of Directors and the Compensation Committee are required to assess whether our compensation policies and practices encourage executives or other employees to take unnecessary or unreasonable risks that could threaten the long‐term value of the Company, or that are reasonably likely to have a material adverse effect. Management believes that our practices adequately manage this risk because:

•	we limit the amount of fixed compensation in the form of base salary based on data from our market survey;

•
the primary criteria we use for performance compensation components are “bottom line” measures such as pre‐]tax profit and adjusted earnings per share, which we believe are less susceptible to manipulation for short‐]term gain than are “top line” measures;

•	cash bonuses are capped;

•	the incentive plans for executive management have the flexibility to put weight on Company‐]wide or divisional performance measures;

•	our cash bonus plan preserves discretion to permit the Committee to elect not to pay otherwise achieved bonus amounts for any reason;

•	a meaningful component of compensation is equity grants with extended vesting periods designed to ensure that our executives value and focus on the Company’s long‐term performance; and

•	NEOs have equity positions in Lithia and are subject to stock ownership policies, which we believe increases their focus on long‐term shareholder value.

2020 Lithia Motors, Inc. Proxy Statement | 25

What We Do	What We Do Not Do
Rigorous, objective EPS performance goals	No “golden parachute” gross-ups
Limited perquisites	No hedging/pledging/short sales of company stock
Competitive stock ownership guidelines	No dividends paid on unvested shares
Clawback policy covering cash incentives and stock awards	No options/SARs granted below FMV
Double-trigger change in control provisions	No repricing of options without shareholder approval
Independent compensation consultant and Board	No excessive severance
Compensation Committee	No guaranteed salary increases, bonuses, or long-term
Annual risk assessment of compensation policies	incentive awards
and programs

2020 Lithia Motors, Inc. Proxy Statement | 26

Listening to Our Shareholders

•
We engaged with our institutional investors representing the majority of our outstanding shares, and they did not suggest any changes to our executive compensation program. Based on our commitment to good governance and the comments of our shareholder advisors, we eliminated the vehicle allowance and the ability to make exceptions to our no pledging policy.

•	2019 Say-on-Pay vote, 98% of the votes cast in favor.

Peer Group and Benchmarking

Peer Selection Methodology, Rationale and Comparison
Lithia’s peer group is reviewed each year by our Independent Compensation Consultants using a defined methodology that identifies companies reasonably like Lithia in terms of industry, industry profile, size, and market capitalization to revenue ratio and profit margins. Below is a list of peer groups:

Peer Group Symbol	Peer Group Name
RUSHA	Rush Enterprises, Inc.
KMX	CarMax Inc.
MUSA	Murphy USA Inc
ODP	Office Depot, Inc.
AN	AutoNation, Inc.
ABG	Asbury Automotive Group Inc.
MNRO	Monro Muffler Brake, Inc.
PAG	Penske Automotive Group, Inc.
GPI	Group 1 Automotive, Inc.
HOG	Harley-Davidson, Inc.
SAH	Sonic Automotive, Inc.
ORLY	O'Reilly Automotive Inc.
AZO	AutoZone, Inc.
AAP	Advance Auto Parts Inc.
DKS	Dick's Sporting Goods Inc.

Peer Benchmarking
The positions of our named executive officers are compared to their counterpart positions in our peer group, and the compensation levels for comparable positions in that peer group are examined for guidance in determining:

•	base salaries;

•	performance bonuses; and

•	the amount and mix of long-term, equity-based incentive awards.

The Compensation Committee establishes base salaries, variable cash incentive awards, and long-term, equity-based incentive awards on a case-by-case basis for each named executive officer taking into account, among other things, individual and company performance, role expertise and experience and the competitive market, advancement potential, recruiting needs, internal equity, retention requirements, unrealized equity gains, succession planning and best compensation governance practices. The Compensation Committee does not tie individual compensation to specific target percentiles.

2020 Lithia Motors, Inc. Proxy Statement | 27

Pay

Pay Mix, Performance Metric and Goal Setting
Lithia establishes target total direct compensation (TDC) allocated between the following components:

•
Base Salary: A competitive market salary that sufficiently covers a fixed income component the employee can rely on. The fixed salary is set at a level that provides the ability to attract talent and promote long‐term retention. Lithia believes that as an employee moves into higher level positions in the Company, base pay should become a smaller component of overall TDC.

•
Performance Bonus: The bonus plans are tied to both quantitative performance objectives and strategic direction determined annually by management and the Board of Directors. Bonus compensation is intended to reward employee contribution for attaining both short‐term and long-term objectives. Bonus objectives promote continual focus on high performance while balancing the Company’s long‐term strategic plan. Bonus objectives are set to support growth in profitability, maximize our capital deployment strategies and increase share value. Lithia uses short and mid‐term earnings forecasts, analyst estimates, and strategic planning needs to set the profit objectives. Due to their proprietary nature, the strategic initiative details will not be memorialized anywhere; however, it may be discussed with the Board upon request. We believe using metrics that promote high performance and profitable growth are critical.

The Compensation Committee has positive and negative discretion to modify performance‐based awards. Management provides the Compensation Committee with a quarterly review of the Bonus and Equity Attainment Pacing. The Compensation Committee may award additional discretionary bonuses when an executive’s performance merits it.

•
Equity Awards: A compensation tool that leverages Lithia’s public company status to reward employees for achieving quantitative financial performance objectives set annually by management and the Board of Directors. The use of metrics that promote high performance and profitable growth is critical. Performance targets are determined by utilizing forecasted EPS and analyst estimates. EPS, in conjunction with other qualitative factors, are useful measurements of our overall profitability and strongly correlates with changes in our stock price. Equity award compensation ensures retention of key executives by using longer-term vesting periods and helps maximize our return to shareholders. Equity awards include a retirement clause that allows continued vesting if the recipient is at least 55 years of age and the sum of the recipients attained age and completed years of service at the time of retirement equals or exceeds 70 years, subject to compliance with our restrictive covenants. After completion of the performance year and attainment level has been determined, the equity awards will vest over a three year period.

We believe issuing performance and time-vested restricted stock units rather than stock options better aligns our executive team with our shareholders because restricted stock units experience the upside as well as the downside of stock price changes. Because Lithia's stock price has been somewhat volatile, the value of stock options can significantly fluctuate. We believe this unnecessarily distracts employees and reduces their incentive to continuously improve the operations of the business whenever market prices dip below the options exercise price. Therefore, the Company awards restricted stock units to better instill a sense of ownership and employee perceived value.

•
Non-Qualified Deferred Compensation and Supplemental Executive Retirement Plan (SERP): A non-qualified deferred compensation plan with annual discretionary contributions that provide key employees secured funds for retirement and supports succession planning. SERP contributions serve as a retention function by using longer-term vesting periods. Participants may choose to defer up to 50% of their base salary and 100% of bonus compensation.

•
Other Benefits: Additional benefits that are industry‐standard or enhance the competitiveness of compensation for key employees include short-term disability insurance, long-term care assistance insurance, long-term disability insurance, life insurance and accidental death and dismemberment insurance.

2020 Lithia Motors, Inc. Proxy Statement | 28

2019 Executive Compensation by Element

The elements of our executive officer target compensation include: (1) base salary, (2) performance bonus and (3) performance equity awards. Target performance bonus and performance equity compensation are determined as a percentage of the executive’s base compensation. We describe each of these elements below.

Name	Annualized Base Salary $		Performance Bonus		Equity Awards
			(Target as % of Base Salary)		(Target as % of Base Salary)
	2018	2019	2018	2019	2018	2019
Bryan B. DeBoer	$1,020,000	$1,106,000	150%	135%	294%	321%
Christopher S. Holzshu	$600,000	$693,000	100%	90%	170%	159%
Tina H. Miller		$360,000		40%		90%
Scott A. Hillier	$468,000	$490,000	80%	79%	136%	133%
Thomas M. Dobry		$390,000		72%		113%
John F. North III	$420,000	$465,000	95%	86%	183%	183%
*Tina Miller's compensation plan was effective 08/01/2019.

Base Salary
The Compensation Committee established the 2019 base salary for our CEO based on competitive market factors, the CEO’s duties and responsibilities, comparison of relative CEO pay within the peer groups mentioned above, our performance and the relative pay of our senior management team. The base salaries of all other NEOs are approved by the Compensation Committee and are based on both financial and non-financial criteria, the executives’ respective responsibilities, the relative internal pay equity among the senior executives and current market conditions, including relative pay within the industry.

Performance Bonus
In 2019, our performance bonus plan compensated executives for achieving annual performance goals. Each NEO had a maximum cash bonus potential based on a percentage of base salary ranging from 80% to 271%. The Compensation Committee set this range based on its view that the pay we offer to our NEOs for exceptional performance should be at least equal to, and for some NEOs it should be greater than, the NEO’s base salary. We calculated bonus payments by multiplying the executive’s maximum bonus level by the executive’s salary and the performance criteria achievement level. For example, if an executive’s maximum bonus level were 150% and the performance goals attained were 50% of potential, the executive’s bonus would equal 75% of the executive’s base salary (i.e., base salary multiplied by 150% then multiplied by 50%).

2020 Lithia Motors, Inc. Proxy Statement | 29

2019 Performance Objective

Each NEO's 2019 performance bonus was based on a combination of pro forma EPS and growth opportunities that were focused on strategic development except for Scott Hillier and Christopher Holzshu. Their performance bonus was based on a combination of pro forma EPS, strategic development and the attainment of assigned store performance targets. These performance targets were based on operational net profit before taxes for their specific groups.

The table below shows 2019 pro forma EPS performance targets, potential percentage achievement and actual percentage achieved. The 2019 pro forma EPS result was $11.76, which resulted in an achievement level of 200%. The attainment level of the strategic diversification objective was 150% and the attainment level of the store net profit objective was 200% for Messrs. Hillier and Holzshu.

2019 Performance Objective
	EPS Target	% of Payout
Threshold	$7.60	25%

Target	$9.80 - $10.50	100%

Maximum	$11.60	200%

Performance Bonus Non-GAAP Reconciliation

Year Ended December 31, 2019
Diluted net income per share, as reported	$11.60
Adjustments, net of tax
Disposal gain on sale of stores	(0.30)
Asset impairments	0.08
Insurance reserves	0.30
Acquisition expense	0.08
Adjusted diluted net income per share	$11.76

See 10-K for more detailed information.

Equity Awards

In 2019, we awarded an aggregate of 86,504 performance and time-vesting RSUs to NEOs. The performance and time-vesting RSUs vest 33% on January 1st of the 2nd, 3rd and 4th anniversary of the award year, so that awards are fully vested on the fourth anniversary of the award date. The performance RSUs begin vesting when the compensation committee certifies that the performance condition has been attained. The Compensation Committee determined the number of RSUs awarded to NEOs and other key employees after considering peer comparisons, the percentage of total compensation and targets based on adjusted earnings per share for 2019.

Each 2019 performance and time-vesting RSU awarded to our NEOs was contingent on us meeting pro forma EPS thresholds for 2019, adjusted for any unusual and/or non-recurring items.

EPS Threshold	% of Earned RSU's
$11.60 (highest)	150%
$9.80 - $10.50	100%
$7.60	75%
$0.01 - $7.59	50%
$0 or negative	—%

2020 Lithia Motors, Inc. Proxy Statement | 30

For 2019, our pro forma EPS attainment was $11.76, which resulted in the maximum of 150% of the 2019 performance and time-vesting RSUs becoming earned.

Other Perquisites and Benefits

We provide our NEOs with insurance premiums for long-term care assistance, long-term disability and life and accidental death and dismemberment on their behalf. Our NEOs are generally eligible to participate in benefit programs available to all full-time employees, including health and disability insurance and our 401(k) plan. Because of limitations contained in the Internal Revenue Code applicable to principal shareholders and their family members, Bryan B. DeBoer is not eligible to participate in our 2009 Employee Stock Purchase Plan.

Tax Implications

The Company considers the effects of Section 162(m) of the Internal Revenue Code, which generally disallows the tax deduction for compensation in excess of $1 million for certain covered individuals. As part of the enactment of the Tax Cuts and Jobs Act and the revisions to Section 162(m), a transitional provision allows for deductions of certain qualifying performance-based compensation with respect to payments made pursuant to a binding written agreement in effect on November 2, 2017. Thus,certain performance-based awards that are payable in the Company’s current year that were pursuant to a binding written agreement prior to November 2, 2017 may be subject to the previous Section 162(m) law if applicable requirements are met.

The Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore the Committee has approved salaries and other awards for executive officers that were not fully deductible because of Section162(m) and, in light of the repeal of the performance-based compensation exception to Section 162(m), expects in the future to approve additional compensation that is not deductible for income tax purposes.

Compensation Committee Report

The Committee has reviewed and discussed the "Compensation Discussion and Analysis," included elsewhere in this proxy statement, with management, and, based on such review and discussions, the Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this proxy statement and incorporated by reference in Lithia’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Board of Directors:

David J. Robino (Chair)
Susan O. Cain
Louis P. Miramontes
Kenneth E. Roberts

Compensation Committee Interlocks and Insider Participation

The following directors served on the Committee during 2019: Susan O. Cain, Louis P. Miramontes, Kenneth E. Roberts and David J. Robino, none of whom was a Company officer or employee during 2019, was formerly a Company officer or had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During 2019, none of our executive officers served as a member of a board of directors or as a member of a compensation committee of any entity that has one or more executive officers serving as a member on our Board or any committee of our Board.

2020 Lithia Motors, Inc. Proxy Statement | 31

Summary Compensation Table

The following table provides certain information concerning compensation for each of our 2019 NEOs.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(4)	Total
Bryan B. DeBoer	2019	$1,106,000	$3,295,024	$2,846,200	$54,251	$9,341	$7,310,816
President and Chief	2018	1,020,000	2,844,474	1,530,000	22,350	47,570	5,464,394
Executive Officer	2017	1,000,000	2,441,014	2,055,000	50,048	332,569	5,878,631

Tina H. Miller (3)	2019	287,500	484,846	273,500	2,002	13,367	1,061,215
Chief Financial Officer

Christopher S. Holzshu	2019	693,000	1,021,011	1,187,500	21,887	8,388	2,931,786
Chief Operating Officer	2018	600,000	967,107	600,000	9,017	30,752	2,206,876
	2017	510,000	976,425	698,700	20,441	148,137	2,353,703

Scott A. Hillier	2019	490,000	603,366	750,750	22,210	9,786	1,876,112
Senior Vice President	2018	468,000	603,991	332,691	9,150	26,510	1,440,342
of Operations	2017	468,000	566,353	319,700	20,405	142,503	1,516,961

Thomas M. Dobry	2019	390,000	408,448	532,000	5,611	10,404	1,346,463
Chief Marketing Officer

John F. North III (3)	2019	80,481	788,948	—	5,236	1,143	875,809
Former Chief	2018	420,000	730,061	400,000	3,593	22,347	1,576,001
Financial Officer	2017	360,000	488,257	493,200	9,249	92,014	1,442,720

(1)
These amounts reflect the grant date fair value for performance and time-vesting RSUs granted in the year, computed in accordance with FASB ASC Topic 718 and excluding any estimated forfeitures. These amounts are not paid to or realized by the executive. If the maximum level of performance were to achieved for the awards granted in 2019, the grant date value for those awards would be $4,942,536 for Mr. DeBoer, $519,478 for Ms. Miller, $1,531,517 for Mr. Holzshu, $905,049 for Mr. Hillier, $612,672 for Mr. Dobry and $1,183,422 for Mr. North. Mr. North’s award was forfeited upon his termination of employment. For each type of RSU award, the attainment levels used in the calculation of the grant date fair value was based on the probable outcomes at the time of grant. For a more detailed discussion of the assumptions used to determine the grant date fair values and other related information, see Notes 1 and 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. .

(2)	These amounts are the above-market interest earned in the applicable year on contributions to our Executive Management Non-Qualified Deferred Compensation and SERP.

(3)	Ms. Miller was promoted to CFO on August 1, 2019. Mr. North resigned from the company on March 2, 2019.

(4) All Other Compensation in 2019 consisted of the following:

Name	Vehicle Allowance (a)	401(k) Match	Insurance Premiums (b)	Contributions to Long-Term Incentive Plan	Other (c)	Total
Bryan B. DeBoer	$—	$1,375	$5,466	$—	$2,500	$9,341
John F. North III	—	—	1,143	—	—	1,143
Tina H. Miller	7,976	1,375	4,016	—	—	13,367
Christopher S. Holzshu	—	1,375	4,513	—	2,500	8,388
Scott A. Hillier	—	1,375	5,911	—	2,500	9,786
Thomas M. Dobry	1,396	1,375	5,133	—	2,500	10,404

(a)	The car allowances for Ms. Miller and Mr. Dobry were prior to the elimination of their vehicle allowances.

(b)	Insurance premiums include amounts paid by us on behalf of the executive for short-term disability insurance, long-term disability insurance, long term care insurance and life insurance policies.

(c)	Amounts shown are for fair market values of a Company-sponsored trip in 2019.

2020 Lithia Motors, Inc. Proxy Statement | 32

Grants of Plan-Based Awards Table for 2019

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares) (4)			All Other Stock Awards: (# of shares) (6)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date (1)	Compensation Committee Action Date	Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bryan B. DeBoer	1/1/2019	12/19/2018	374,500	1,498,000	2,996,000	22,576	45,152	67,728		3,295,024
Tina H. Miller	8/1/2019	9/19/2019	36,000	144,000	288,000	1,343	2,686	4,029	1,272	577,672
Christopher S. Holzshu	1/1/2019	12/19/2018	156,250	625,000	1,250,000	6,996	13,991	20,987		1,021,011
Scott A. Hillier	1/1/2019	12/19/2018	96,250	385,000	770,000	4,134	8,268	12,402		603,366
Thomas M. Dobry	1/1/2019	12/19/2018	70,000	280,000	560,000	2,799	5,597	8,396		408,448
John F. North III (3)	1/1/2019	12/19/2018	100,000	400,000	800,000	5,406	10,811	16,217		788,948

(1)	The Compensation Committee establishes the performance criteria and applicable achievement percentages. (See the discussion under “Performance Bonus” above).

(2)	See paragraph below for discussion related to Target amounts.

(3)	Because of his resignation from the company in March 2019, Mr. North did not receive the 2019 annual incentive award payout and his equity awards granted in 2019 were forfeited.

(4)	Performance and time-vesting RSU award, which includes a performance condition and a continuing service condition.

(5)
These amounts reflect the grant date fair value for awards granted under the 2013 Amended and Restated Stock Incentive Plan. The attainment level used to calculate the grant date fair value for the performance and time-vesting grants was 100 % based on the probable outcome at the time of grant. For a more detailed discussion of the assumptions used to determine the grant date fair value and other related information, see Notes 1 and 10 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.

(6)	These shares were granted on January 1, 2019 and approved by the Board on December 19, 2018.

The amounts shown under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent the threshold, target and maximum amounts payable under the Cash Bonus Performance Plan. The actual amount paid for 2019 is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The Cash Performance Bonus Plan is structured such that the total amount earned each period is tied directly to our performance for the period. To see the performance criteria used in 2019 and for additional discussion about the Performance Bonus Plan, see “Compensation Discussion and Analysis - 2019 Executive Compensation by Element- Performance Bonus” above.

The amounts shown under Estimated Future Payouts Under Equity Incentive Plan Awards represent the threshold, target and maximum amounts payable pursuant to performance and time-based restricted stock units granted under our Stock Incentive Plan and are subject to forfeiture depending on whether we achieve specified performance criteria over a four-year period. To see the performance criteria used for the 2019 grants and for additional discussion about the awards, see Compensation Discussion and Analysis - 2019 Executive Compensation by Element - Equity Awards.”

2020 Lithia Motors, Inc. Proxy Statement | 33

Outstanding Equity Awards at Fiscal Year End 2019

The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2019:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Bryan B. DeBoer	2/4/2016	3,043	(4)	$447,321	—	$—
	1/12/2017	18,198	(5)	2,675,106	—	—
	1/1/2018	25,751	(6)	3,785,397	—	—
	1/1/2019	67,728	(7)	9,956,016	—	—
Tina H. Miller	1/4/2016	70	(4)	10,290	—	—
	1/12/2017	291	(5)	42,777	—	—
	10/1/2017	47	(5)	6,909	—	—
	1/24/2018	585	(6)	85,995	—	—
	1/1/2019	1,272	(7)	186,984	—	—
	8/1/2019	4,029	(7)	592,263	—	—
Christopher S. Holzshu	2/4/2016	1,295	(4)	190,365	—	—
	1/12/2017	7,279	(5)	1,070,013	—	—
	1/1/2018	8,755	(6)	1,286,985	—	—
	1/1/2019	20,987	(7)	3,085,089	—	—
Scott A. Hillier	2/4/2016	741	(4)	108,927	—	—
	1/12/2017	4,222	(5)	620,634	—	—
	1/1/2018	5,468	(6)	803,796	—	—
	1/1/2019	12,402	(7)	1,823,094	—	—
Thomas M. Dobry	2/4/2016	387	(4)	56,889	—	—
	1/12/2017	2,438	(5)	358,386	—	—
	1/1/2018	3,433	(6)	504,651	—	—
	1/1/2019	8,396	(7)	1,234,212	—	—
John F. North III (8)	2/4/2016	—	(4)	—	—	—
	1/12/2017	—	(5)	—	—	—
	1/1/2018	—	(6)	—	—	—
	1/1/2019	—	(7)	—	—	—

(1)	All shares are related to restricted stock units subject to time-vesting restrictions.
(2)	Assumes a stock price of $147.00, the closing price of our common stock on December 31, 2019.
(3)	All shares are related to restricted stock units subject to performance conditions and time-vesting restrictions.
(4)	Vests 100% on January 1st of 2020.
(5)	Vests 49% on January 1st of 2020 and 51% on January 1st of 2021.
(6)	Vests 33% on January 1st of each year 2020, 2021 and 34% on January 1, 2022.
(7)	Vests 33% on January 1st of each year 2021, 2022 and 34% on January 1, 2023.
(8)	Mr. North had no outstanding equity as of December 31, 2019.

2020 Lithia Motors, Inc. Proxy Statement | 34

Stock Vested for 2019

The following table summarizes shares acquired on vesting of RSUs during 2019 for each NEO:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Bryan B. DeBoer	27,420	$2,183,048
Tina H. Miller	325	$24,807
Christopher S. Holzshu	11,211	$892,538
Scott A. Hillier	6,606	$526,193
Thomas M. Dobry	3,812	$305,312
John F. North III	4,964	$393,244
(1) Equals the value of the shares acquired based on the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation for 2019

The table below reflects the contributions, earnings, withdrawals and distributions during 2019 and the account balances as of December 31, 2019 for each NEO under our Non-Qualified Deferred Compensation and SERP.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (3)
Bryan B. DeBoer	$398,841	$—	$174,769	$—	$3,989,270
Tina H. Miller	—	—	3,784	—	77,741
Christopher S. Holzshu	—	—	41,366	—	849,811
Scott A. Hillier	—	—	41,976	—	862,342
Thomas M. Dobry	—	—	10,605	—	217,872
John F. North III (2)	—	—	(106,437)	—	203,312

(1)
A portion of these amounts are related to above-market earnings on compensation that is deferred and is reported in Change in Pension Value and Nonqualified Deferred Compensation Earnings in the Summary Compensation Table above.

(2)	John North's aggregate earnings is offset by forfeited balance at termination.

(3)
The amounts related to Executive Contributions, Registrant Contributions and above-market earnings on compensation that is deferred was reported as compensation in the Summary Compensation Table in 2017 are as follows (no contributions were made in 2018 or 2019):

Name	Reported for 2017 ($)
Bryan B. DeBoer	$285,000
Tina H. Miller
Christopher S. Holzshu	120,000
Scott A. Hillier	115,000
Thomas M. Dobry
John F. North III	70,000

Our Non-Qualified Deferred Compensation and SERP permits us to contribute awards for participants that will have a deferred payout. Under this plan, senior executives may defer receipt of portions of their compensation (up to 50% of base salary, and 100% of variable compensation) in any given year, with all deferred amounts earning interest at an annual rate set by the Compensation Committee. (See “Compensation Discussion and Analysis - Pay Mix, Performance Metric and Goal Setting - Non-Qualified Deferred Compensation and Supplemental Executive Retirement Plan (SERP)").

2020 Lithia Motors, Inc. Proxy Statement | 35

Potential Payments Upon Termination or Change in Control

Potential Payments Upon Termination of Employment

In certain circumstances, such as in connection with succession planning or the death or disability of our senior executive officers, it is appropriate to provide severance payments, accelerated vesting of RSUs and certain other limited payments to those executives.

Benefits payable to NEOs upon death, disability or retirement

For all RSUs granted to NEOs in 2019, if the NEO becomes disabled while employed by us, the RSUs continue to vest as scheduled for so long as the NEO remains disabled. If death or qualified retirement occurs, the RSUs continue to vest as normal. A qualified retirement means the NEO voluntarily terminates employment and is at least 55 years of age and the sum of attained age and completed years of service at the time of such termination equals or exceeds seventy (70) years.

The following table sets forth the estimated benefits that would have been payable to our NEOs who were in office at the end of the year under the RSUs and Non-Qualified Deferred Compensation and SERP Plan if each NEOs employment had been terminated on December 31, 2019 because of death and the price per share of our common stock is the closing market price on that date of $147.

Name	Death	Disability	Retirement
Bryan B. DeBoer	$3,722,475	$16,863,840	$3,722,475
Tina H. Miller	74,338	925,218	74,338
Christopher S. Holzshu	1,389,859	5,632,452	1,389,859
Scott A. Hillier	832,269	3,356,451	832,269
Thomas M Dobry	494,985	2,154,138	494,985
*Includes all outstanding and unvested awards that would be paid out.

Potential Payments Upon Change in Control

Change in Control and Severance Agreements
Lithia believes our executives should be appropriately compensated if the completion of a change in control transaction results in a loss of their job, and that providing severance payments, accelerating the vesting of RSUs and certain other limited payments mitigate executives’ potential personal concerns and appropriately align their interests with those of our shareholders in the context of a potential change in control transaction. Each of our CEO, Executive Vice President, Senior Vice Presidents and Vice Presidents has a change in control agreement with the Company.

If we are facing a potential change in control transaction and the proposed transaction would likely negatively affect one or more of our senior executives, we believe it is risky to assume that those senior executives will work against their financial interest, even if the proposed transaction would be in the best interest of our shareholders. We believe that, in such case, our executives should not be motivated by financial self-interest but rather should be appropriately compensated if the completion of the transaction results in a loss of their job. Accordingly, we believe that providing "double-trigger" severance payments, accelerating the vesting of RSUs and certain other limited payments are an appropriate means of achieving alignment between the interests of our senior executives and our shareholders in the context of a potential transaction that would result in a change in control.

2020 Lithia Motors, Inc. Proxy Statement | 36

Change in Control Agreements

We are party to double-trigger Change in Control Agreements with Bryan B. DeBoer, Tina H. Miller, Christopher S. Holzshu, Scott A. Hillier, and Thomas M. Dobry. Under those agreements, if, after a change in control, the executive is terminated without cause or resigns for good reason, each as defined below, we will pay the executive:

Employee	Title	Salary	Bonus	Time Vested RSU	1-Year Performance RSU's	Long-Term Performance RSU
Bryan B. DeBoer	President and Chief Executive Officer	24 months	2 years	Accelerated vesting	Accelerated vesting based on previous 3 years average	Accelerated vesting at highest level
Tina H. Miller	Senior Vice President and Chief Financial Officer	24 months	2 years	Accelerated vesting	Accelerated vesting based on previous 3 years average	Accelerated vesting at highest level
Christopher S. Holzshu	Executive Vice President and Chief Operating Officer	24 months	2 years	Accelerated vesting	Accelerated vesting based on previous 3 years average	Accelerated vesting at highest level
Scott A. Hillier	Senior Vice President of Operations	24 months	2 years	Accelerated vesting	Accelerated vesting based on previous 3 years average	Accelerated vesting at highest level
Thomas M Dobry	Senior Vice President and Chief Marketing Officer	24 months	2 years	Accelerated vesting	Accelerated vesting based on previous 3 years average	Accelerated vesting at highest level

Continuing Change in Control Benefits
Continuing long-term care insurance premiums for 24 months after the separation date; and continuing health insurance benefits until the earlier of (a) 18 months after the separation date, (b) the full COBRA period required by law or (c) when the executive becomes eligible for employer-sponsored health insurance from a subsequent employer.

The Change in Control Agreements also contain non-solicitation, non-competition and non-disparagement provisions, but (i) those provisions are dependent on the executive electing to receive the change in control benefits identified above and (ii) the Company’s remedy if the executive violates the non-competition provisions is limited to causing the executive to forfeit profit sharing or other bonus compensation that has not yet been paid to the executive, excluding any equity awards awarded before January 1, 2017. If applicable, the non-solicitation and non-competition provisions are effective for two years following the date of the executive’s separation from service with us. If applicable, the non-disparagement provision is effective for three years from that date. The Change in Control Agreements also contain provisions regarding non-disclosure (for three years from the date of the executive’s separation from service) and assignment of interest in all creative works that are not dependent on the executive receiving any change in control benefits under the agreement.

2020 Lithia Motors, Inc. Proxy Statement | 37

Under the Change in Control Agreements:

A “Change in Control” occurs if: (A) the Company merges or consolidates with another entity and, as a result, less than 50% of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were the holders of the Company’s voting securities immediately before the merger or consolidation; (B) any person, entity, or group of persons or entities, other than through merger or consolidation, acquires 50% or more of the total fair market value or total voting power of the Company’s outstanding stock (excluding such a change through the transfer of the Company’s outstanding stock or interests in Lithia Holding to the Sidney B. DeBoer Trust or the election of Bryan DeBoer or the Sidney B. DeBoer Family Trust as the manager of Lithia Holding) or acquires substantially all of the Company’s assets; (C) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 50% or more of the total

•
voting power of the stock of the Company (excluding such a change through the transfer of the Company’s outstanding stock or interests in Lithia Holding to the Sidney B. DeBoer Trust or the election of the Sidney B. DeBoer Family Trust as the manager of Lithia Holding); or (D) a majority of the members of the Company’s Board of Directors are removed from office by a vote of the Company’s shareholders over the recommendation of our Board or replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election;

•
“Cause” for termination of employment means any one or more of the following: (A) willful misfeasance, gross negligence or conduct involving dishonesty in the performance of the executive’s duties, as determined by our Board of Directors; (B) conviction of a crime in connection with the executive’s duties or any felony; (C) conduct significantly harmful to the Company, as reasonably determined by our Board of Directors, including but not limited to intentional violation of law or of any significant policy or procedure of the Company; (D) refusal or failure to act in accordance with a stipulation, requirement or directive of our Board of Directors (provided such directive is lawful); or (E) failure to faithfully or diligently perform any of the duties of the executive’s employment which are specified in the Change in Control Agreement, articulated by our Board of Directors, or are usual and customary duties of the executive’s employment if the executive has not corrected the problem or formulated a plan for its correction with our Board (if such failure is not susceptible to immediate correction) within 30 days after notice to the executive; and

•
“Good Reason” for an executive’s resignation means (A) any one or more of the following occurs without the executive’s consent: (1) a material diminution of the executive’s base compensation (unless consistent with an across-the-board pay reduction for all senior management and not in excess of 20%); (2) a material change in the geographic location at which the executive must perform services for the Company; (3) a material diminution in the executive’s authority, duties or responsibilities, or (4) any action or inaction by the Company that constitutes a material breach of the Change in Control Agreement; (B) the executive provides notice to the Company of the existence of the condition within 90 days of the initial existence of the condition; (C) the Company has 30 days following receipt of such notice to remedy the condition and fails to do so; and (D) the executive resigns within twelve months of such event occurring. For purposes of clause (A)(3) of the previous sentence, whether a material diminution in the executive’s authority has occurred shall be determined in part by comparing the authority and positions of the persons to whom the executive directly reports immediately prior to the Change in Control or the announcement of the Change in Control with the authority and positions of the persons to whom the executive directly reports immediately after the claimed diminution in the executive’s authority. For example, if the executive was the CEO of the Company before the Company was acquired by a competing business, a material diminution in the CEO’s authority would include, but not be limited to, the CEO not serving as the CEO of the consolidated competing business after its acquisition of the Company.

Notwithstanding the provision for change in control benefits in the Change in Control Agreements, each Change in Control Agreement contains a provision stating that if any benefit payable by us to the executive, including, without limitation, the change in control benefits specified in the agreement, would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, those benefits shall be reduced to the largest amount that will result in no portion of the benefits being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. While the executive may select which particular benefits will be reduced to comply with this provision, the determination of the amount of reduction in the benefits required is made by mutual agreement of us and the executive and, if no agreement is possible, by our independent registered public accountants.

2020 Lithia Motors, Inc. Proxy Statement | 38

Non-Qualified Deferred Compensation and SERP Plan
Under our Non-Qualified Deferred Compensation and SERP Plan, discretionary benefits contributed to a participant’s account by us fully vest upon a change in control, as defined under Code Section 409A or Treasury Regulations issued thereunder, even if the NEO’s employment is not terminated. Vested discretionary benefits are paid to a participant in an annual installment method over ten years.

Quantitative Disclosure of Payments Upon Termination or Change in Control
The following table provides quantitative disclosure of estimated payouts to our continuing NEOs assuming a change in control and associated triggering events occurred under the Change in Control Agreements and provisions that existed on December 31, 2019, and the price per share of our common stock is the closing market price on that date. The amounts listed in the table below are in addition to benefits generally available to our employees upon termination of employment, such as distributions from the 401(k) plan and accrued vacation.

Name	Severance Payments (1)	Severance Related Benefits (2)	Value of Stock Awards That Would Vest (3)	Value of Long-Term Incentive Benefits that Would Vest (4)	Additional Payment under Cash Incentive Plan for 2019 (5)	Total
Bryan B. DeBoer	$2,212,000	$21,505	$16,863,840	$743,374	$4,494,000	$24,334,719
Tina H. Miller	720,000	15,175	925,218	31,738	432,000	2,124,131
Christopher S. Holzshu	1,386,000	23,424	5,632,452	405,844	1,875,000	9,322,720
Scott A. Hillier	980,000	17,580	3,356,451	301,856	1,155,000	5,810,887
Thomas M. Dobry	780,000	14,516	2,154,138	112,766	840,000	3,901,420

(1)	Payable in 24 monthly installments.

(2)	Based on current cost of providing 18 months (the full COBRA period) of COBRA benefits for our NEOs.

(3)	Payable by delivery of shares of Lithia stock immediately following a change in control.

(4)
Payable in equal annual installments over 10 years. The value of the long-term incentive is based on the unvested value of those benefits, calculated as of December 31, 2019 and would be payable even if the NEO’s employment was not terminated.

(5)	Payable in a lump sum immediately following a change in control. Amounts are in addition to amounts reported in the Summary Compensation Table under “Non-equity Incentive Plan.”

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, Lithia provides information about the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer (the “CEO”):

We identified the median of the annual total compensation of all our employees using the annualized base salary and expected bonus, as of December 31, 2019, plus any equity awards and long-term incentives granted in 2019 for all individuals, excluding the CEO, who were employed by us during 2019 (total compensation was annualized for employees not employed for the full year). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO compensation.

For 2019, our last completed fiscal year:

•	the annual total compensation of the employee identified at median of our company (other than the CEO), was $42,905;

•	and the annual total compensation of the CEO was $7,963,900;

•
for this ratio, both employee compensation (other than our CEO) and CEO compensation were calculated using 2019 paid wages, annualized for full-time and part-time employees who did not work a full year.

Based on this information, for 2019, the ratio of the annual total compensation of Bryan DeBoer, our Chief Executive Officer, to the median of the annual total compensation of all employees was estimated to be 186 to 1.

2020 Lithia Motors, Inc. Proxy Statement | 39

PROPOSAL NO. 3
Ratify the appointment of KPMG LLP as our Independent Registered
Public Accounting Firm for the Year Ending December 31, 2020

We Engaged KPMG After a Rigorous Review Process

The Audit Committee of our Board of Directors has appointed KPMG, LLP, independent registered public accountants, as auditor for the year ending December 31, 2020. As the Company’s independent auditor, KPMG is responsible to audit, and express an opinion on, our financial statements and our internal control over financial reporting and to discuss with our Audit Committee certain required matters and other matters deemed appropriate.
KPMG has served as the Company’s independent registered public accounting firm continuously since 1993. Before reappointing KPMG as the Company’s independent auditor for 2020, the Audit Committee carefully considered KPMG’s qualifications as an independent registered public accounting firm. This included a review of KPMG’s performance in prior years, its knowledge of the Company and its operations as well as its reputation for integrity and competency in the fields of accounting and auditing.

The Audit Committee believes that retaining KPMG again in 2020 is in the best interests of the Company and its shareholders, and therefore the Audit Committee requests that shareholders ratify the appointment. If the appointment of the independent registered public accounting firm is not ratified by shareholder vote, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of KPMG. A representative of KPMG is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of his or her firm if such representative desires, and will be available to respond to appropriate shareholder questions. KPMG served as the Company’s independent accountants for the year ended December 31, 2019, and reported on the Company’s consolidated financial statements for that fiscal year.
The Audit Committee believes that, if handled properly, there are numerous benefits of a long-term independent auditor relationship, including:
HIGHER AUDIT QUALITY: Through 27 years of experience with the Company KPMG has gained institutional knowledge of and deep expertise regarding our operations and primary business segments, accounting policies and practices and internal controls over financial reporting;

EFFICIENT FEE STRUCTURE: KPMG’s aggregate fees are competitive with peer companies because of KPMG’s familiarity with the Company and industry expertise; and

AVOIDANCE OF DISRUPTION: Onboarding a new independent auditor requires a significant time and cost commitment that could distract from management’s and the Audit Committee’s focus on financial reporting and internal controls.

The Company and the Audit Committee are also aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, there are safeguards for auditor independence, including:
AUDIT COMMITTEE OVERSIGHT: The Audit Committee’s oversight includes regular private sessions with KPMG, discussions with KPMG regarding the scope of its audit, an annual evaluation when determining whether to engage KPMG, and direct involvement by the Audit Committee and its Chair in the periodic transition to a new lead engagement partner in connection with the mandatory five-year rotation of that position;
LIMITS ON NON-AUDIT SERVICES: The Audit Committee pre-approves audit and permissible non-audit services to be performed by KPMG in accordance with its pre-approval policy; and
REGULATORY FRAMEWORK: Because KPMG is an independent registered public accounting firm, it is subject to PCAOB inspections, peer reviews and PCAOB and SEC oversight.

2020 Lithia Motors, Inc. Proxy Statement | 40

Fees Paid to KPMG LLP Related to Fiscal Years 2018 and 2019

	2019	2018
Audit Fees	$1,804,000	$1,964,000
Audit-Related Fees	$136,600	—
Tax Fees	$22,535	$40,000
All Other Fees	$1,780	$1,780
	$1,964,915	$2,005,780

Audit fees consist of fees for professional services rendered for the annual audit of our consolidated financial statements and internal control over financial reporting, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the SEC.

Audit-related fees are due primarily to a comfort letter associated with a bond issuance during the year.

Pre-Approval Policies
Except as permitted under federal law and SEC rules, all audit and non-audit services performed by KPMG, and all audit services performed by other independent registered public accounting firms, must be pre-approved by the Audit Committee. All projects reflected in the foregoing table were pre-approved by the Audit Committee. KPMG may not perform for us any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including any bookkeeping or related services, information systems consulting, internal audit outsourcing, legal services and management or human resources functions. Non-audit services and fees are evaluated by the Audit Committee in assessing the auditor’s independence.

Vote Required
The votes that shareholders cast “for” must exceed the votes that shareholders cast “against” on this matter to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

Our Board of Directors unanimously recommends that the shareholders vote FOR the ratification of the appointment KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

2020 Lithia Motors, Inc. Proxy Statement | 41

Audit Committee Report

The Audit Committee reports to the Board of Directors and is responsible for assisting the Board in fulfilling its oversight responsibilities relating to: (a) the preparation and integrity of the Company’s financial statements; (b) the engagement of the independent registered public accounting firm, the annual evaluation of their performance, qualifications and independence, and negotiation of fees; (c) the implementation and evaluation of the Company’s internal accounting and financial controls, procedures and policies; and (d) the compliance with certain legal and regulatory requirements, including programs and policies established by management or our Board of Directors. The Audit Committee is composed solely of independent directors. The Audit Committee regularly reviews financial information contained in the Company’s quarterly earnings releases, and reviews the appropriateness of non-GAAP financial measures disclosed by the Company. The current Audit Committee charter is available on our website at www.lithiamotors.com.

In discharging our responsibilities, we have met with the Company’s management and its independent registered public accounting firm, KPMG LLP, to review the Company’s accounting functions and the audit process. We have also met regularly with the Company’s Director of Internal Audit to review the nature and extent of the Company’s internal controls, the review procedures performed by internal audit regarding such controls and the frequency and results of such reviews. We note that follow up procedures are in place to monitor any corrective actions that have been recommended.

Selection of KPMG as our Auditor
The Audit Committee selects, oversees and evaluates the performance of the independent auditor. In selecting KPMG as our independent auditor, the Audit Committee considered that KPMG has been our auditor for 27 years, KPMG’s global reach and auto retail industry expertise. The Audit Committee also utilized the Center for Audit Quality’s External Auditor Assessment Tool to assist in evaluating KPMG as our independent auditor. This tool is used annually by the Audit Committee.

Consistent with requirements, the audit partner and concurring review partner rotate at least every five years. A new lead partner rotated on in 2017. The Audit Committee selects the lead partner.

Audit Committee Actions
We hereby report that the Audit Committee has:
1. Reviewed and discussed with management and the Company’s independent registered public accounting firm, KPMG LLP, together and separately, the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the 2019 fiscal year;

2. Discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

3. Received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and discussed with KPMG its independence and any relationships that may impact their objectivity and independence.

We also discussed and reviewed the results of the independent registered public accounting firm’s audit of the Company’s financial statements, the quality and adequacy of the Company’s internal control over financial reporting, and issues relating to auditor independence. In addition, we discussed and reviewed the identification of critical audit matters with management and with KPMG throughout the year.

Based on our review and discussions with the Company’s management and independent registered public accountants, we recommended to our Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Submitted by:
Susan O. Cain (Chair)
Shauna F. McIntyre
Louis P. Miramontes
David J. Robino

2020 Lithia Motors, Inc. Proxy Statement | 42

Additional Ownership Information

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and changes in ownership with the SEC. The SEC has established specific due dates for these reports, and we are required to disclose in this proxy statement any known late filings or failures to file. Based on a review of Section 16 reports filed electronically with the SEC during our most recent fiscal year and the written representations from our executive officers and directors, we believe that, during fiscal year 2019, all such required reports were filed in a timely manner and disclosed all required transactions, except for the following:

On February 6, 2019, Sidney B. DeBoer, the chairman and a director of the Company, filed a Form 4 with respect to the following transactions: (a) on January 21, 2019, Lithia Holding Company, L.L.C. converted 200,000 shares of Class B Common Stock to 200,000 shares of Class A Common Stock and (b) on January 30, 2019, Lithia Holding Company, L.L.C. distributed 200,000 shares of Class A Common Stock to its members, including 112,431 shares to DeBoer Family LLC and 5,962 shares to Bryan B. DeBoer, a director and the President and Chief Executive Officer of the Company.

Sidney B. DeBoer is the settlor of the Sidney B. DeBoer Trust, and the Sidney B. DeBoer Trust is revocable by Sidney B. DeBoer at any time at his option. The Sidney B. DeBoer Trust is a member and the sole manager of each of Lithia Holding Company, L.L.C. and DeBoer Family LLC.

On February 6, 2019, Bryan B. DeBoer, a director and the President and Chief Executive Officer of the Company, filed a Form 4 with respect to the following transactions: on January 30, 2019, Bryan B. DeBoer acquired 5,962 shares of Class A Common Stock in a distribution from Lithia Holding Company, L.L.C.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 28, 2020 (unless otherwise noted in the footnotes to the table), certain information with respect to ownership of our common stock of (i) persons known by us to be beneficial owners of more than 5% of any class of our common stock, (ii) each director, (iii) each named executive officer, and (iv) all current executive officers, directors, and director nominees as a group. Except as noted below, the address of each shareholder in the table is Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. Unless otherwise indicated, all persons named as beneficial owners of the Company’s common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.

2020 Lithia Motors, Inc. Proxy Statement | 43

Beneficial Owner	Class A Shares Beneficially Owned (1)			Class B Shares Beneficially Owned (1)
Blackrock, Inc (2)	3,497,413		15.4%
55 East 52nd Street; New York, NY 10055

The Vanguard Group (3)	2,501,122		11.0%
100 Vanguard Blvd; Malvern, PA 19355

Abrams Capital Management, LP (4)	2,226,068		9.8%
222 Berkeley St, 21st Floor; Boston, MA 02116

Dimensional Fund Advisors, LP (5)	1,302,667		5.7%
Building One; 6300 Bee Cave Rd
Austin, TX 78746

Lithia Holding Company, LLC (6)	—		—	600,000	(7)	100%
Sidney B. DeBoer	—		*	600,000	(6)	100%
Bryan B. DeBoer	111,068		*	—		—%
Tina H. Miller	1,654		*	—		—%
Christopher S. Holzshu	35,931		*	—		—%
Scott A. Hillier	49,434		*	—		—%
Thomas M. Dobry	7,249
Susan O. Cain	11,307		*	—		—%
Shauna F. McIntyre	1,413		*	—		—%
Louis P. Miramontes	2,364		*	—		—%
Kenneth E. Roberts	96,042	(8)	*	—		—%
David J. Robino	5,815		*	—		—%
All current executive officers and directors as a Group (11 persons)	322,277		—	600,000	(6)	100%
* Less than one percent

(1)
The Class A common stock is entitled to one vote per share and the Class B common stock is entitled to 10 votes per share and is convertible into Class A common stock on a one-for-one basis at the option of the holder thereof or under certain other circumstances. For purposes of this table, Class A shares beneficially owned do not include Class A shares issuable upon conversion of Class B shares.

(2)
Beneficial ownership as of December 31, 2019 as reported by BlackRock Inc. in a Schedule 13G/A filed on February 4, 2020. The Schedule 13G/A reports sole voting power with respect to 3,429,430 shares and sole dispositive power with respect to 3,497,413 shares.

(3)
Beneficial ownership as of December 31, 2019 as reported by The Vanguard Group in a Schedule 13G/A filed on February 12, 2020. The Schedule 13G/A reports sole voting power with respect to 37,379 shares, shared voting power with respect to 5,599 shares, sole dispositive power with respect to 2,461,033 shares and shared dispositive power with respect to 40,089 shares.

(4)
Beneficial ownership as of December 31, 2019 as reported by Abrams Capital Management, L.P., Abrams Capital Partners II, L.P., Abrams Capital, LLC, Abrams Capital Management, LLC, and David Abrams in a Schedule 13G/A filed on February 13, 2020. The Schedule 13G/A reports shared voting and dispositive power with respect to 2,226,068 shares by Abrams Capital Management, L.P., Abrams Capital Management, LLC, and David Abrams, with respect to 2,189,102 shares by Abrams Capital, LLC, and with respect to 1,941,198 shares by Abrams Capital Partners II, L.P.

(5)
Beneficial ownership as of December 31, 2019 as reported by Dimensional Fund Advisors LP in a Schedule 13G filed on February 12, 2020. The Schedule 13G reports sole voting power with respect to 1,258,532 shares and sole dispositive power with respect to 1,302,667 shares.

2020 Lithia Motors, Inc. Proxy Statement | 44

(6)
Sidney B. DeBoer is the manager of Lithia Holding and he has the sole voting and investment power with respect to all of the Class B common stock. Accordingly, all shares held by Lithia Holding are deemed beneficially owned by him. The following table gives tabular information regarding the ownership of Lithia Holding:

Unit Holder	Units Owned	Percent
DeBoer Family LLC	36,264	55.8%
Heimann Family LLC	27,394	42.2%
Bryan B. DeBoer	1,307	2.0%
	64,965	100.0%
(a)    Sidney B. DeBoer is the manager of the DeBoer Family LLC, whose members include Mr. DeBoer and other family members.
(b)     M.L. Dick Heimann is the manager of the Heimann Family LLC, whose members include Mr. Heimann and other family members.

(7)
All of the 600,000 shares of Class B common stock are pledged by Lithia Holding to secure a loan. If the creditors foreclose on those shares of Class B Common Stock, we could experience a change of control. In March 2013, we adopted changes to our insider trading policy and our stock ownership guidelines to prohibit future pledging and hedging transactions. Existing pledges, including the pledge by Lithia Holding, and pledges under replacement financial arrangements, were grandfathered. (See “Stock Ownership Policy; Hedging and Pledging Restrictions” above).

(8)
Kenneth E. Roberts has a line of credit that is secured by the securities held in one of his brokerage accounts, including 59,775 shares of Class A common stock of Lithia; no amounts were drawn on the line of credit as of February 28, 2020.

(9)
Includes RSUs vesting within 60 days of February 28, 2020, shares held in 401(k) accounts (shares held by spouses or other household members are included in the below table for informational purposes only):

Name	Stock Awards Vesting within 60 days	Shares held by spouse or other household members	Shares held in 401(k) account
Sidney B. DeBoer	382	0	0
Bryan B. DeBoer	0	2,559	0
Tina H. Miller	0	0	0
Christopher S. Holzshu	0	0	2,767
Scott A. Hillier	0	0	0
Thomas M. Dobry	0	0	0
Susan O. Cain	382	0	0
Shauna F. McIntyre	382	0	0
Louis P. Miramontes	382		0
Kenneth E. Roberts	382	0	0
David J. Robino	382	0	0
All current executive officers and directors as a group	2,292	2,559	2,767

2020 Lithia Motors, Inc. Proxy Statement | 45

Certain Relationships and Transactions with Related Persons

The Audit Committee, or another appropriate independent committee, and, where appropriate, our Board of Directors review all transactions between us and any related person, which includes, all of our nominees for director, directors and executive officers and their immediate family members and all persons known to us to be the beneficial owner of more than five percent of any class of our voting securities and their immediate family members, that exceed $120,000 and in which the related person has a direct or indirect material interest. Although we do not maintain a written policy or have written procedures for such review, our Code of Business Conduct and Ethics imposes an obligation on each of our directors and senior executive officers to disclose any actual or apparent conflict of interest involving such person and Lithia. Further, each of our directors and NEOs signs a detailed questionnaire used in the preparation of this proxy statement that requires the disclosure of, among other things, any related-person transaction. The Audit Committee or other independent committee and our Board of Directors review and determine whether to approve or disapprove such transactions in accordance with the Code of Conducts and Ethics, based on (i) whether the proposed transaction is on terms that are no less favorable to us than the terms generally made available by us to an unaffiliated third party under similar circumstances and (ii) the extent of the related party’s interest in the proposed transaction.

Sidney B. DeBoer is the father of Bryan B. DeBoer, who is a Director and our Chief Executive Officer, and Mark DeBoer, who is the Company's Vice President of Real Estate. There are no other family relationships between our executive officers and directors.

On September 14, 2015, the Company entered into a Transition Agreement with Sidney B. DeBoer, the Chairman of the Company, to reflect Mr. DeBoer’s changing role at the Company. Under the agreement, effective December 31, 2015, Mr. DeBoer ceased to be an executive officer of the Company, and the Company ceased paying Mr. DeBoer a base salary and contributing to his account under the Company’s Executive Management Non-Qualified Deferred Compensation and SERP. Mr. DeBoer also ceased to be eligible to participate in performance-based compensation arrangements, including under the Company’s Performance Bonus Plan and under its Stock Incentive Plan. Under the Transition Agreement the Company pays Mr. DeBoer annual amounts for his prior services rendered as an employee of the Company equal to $1,050,000 and a $42,000 vehicle allowance, and the Company reimburses Mr. DeBoer for amounts payable under the four split-dollar insurance policies described below in this section. A Special Meeting of Shareholders was held on January 21, 2019, where 99.95% of voting shareholders agreed that adding a sunset to the Transition Agreement was in the best interests of the shareholders. Under the amendment to the Transition Agreement that adds the sunset, the Transition Agreement ends on the earlier of Mr. DeBoer’s death or December 31, 2035. Mr. DeBoer had agreed that if the amendment to the Transition Agreement was approved by shareholders, he would execute a formal Class B Conversion Agreement whereby Mr. DeBoer would agree to cause all of the remaining shares of Class B common stock to be converted into shares of Class A common stock on or before December 31, 2025. Mr. DeBoer voted his shares as “abstain” at the meeting. On January 22, 2019, Mr. DeBoer executed the amendment to the Transition Agreement and the Class B Conversion Agreement.

The Company entered into a Director Service Agreement, effective January 1, 2016, with Sidney B. DeBoer. Under the agreement, the Company agreed to pay Mr. DeBoer in cash a prorated portion of $210,000 (the cash equivalent of the annual amount paid to non-employee directors for the 2015-2016 service year) until the Board of Directors changes the compensation payable to non-employee members of the Board of Directors. Thereafter, for so long as Mr. DeBoer serves as a member of the Board of Directors, the Company

2020 Lithia Motors, Inc. Proxy Statement | 46

will pay him the same compensation, in the same form (cash or equity), as the Company pays to its non-employee directors (as that amount is established by the Board of Directors from time to time).

We maintain 10 separate “whole-life” insurance policies covering Sidney B. DeBoer, each worth $3,727,600 on maturity. With respect to four of the 10 policies, Mr. DeBoer has the right to designate the beneficiary or beneficiaries of the death benefit of each policy. Lithia owns and pays the premium for each of the four policies, and pursuant to the amended Transition Agreement described below, Lithia will continue to pay the premiums for each of the four policies until the earlier of Mr. DeBoer’s death or December 31, 2035. Lithia will receive the greater of the cash surrender value or cumulative premiums paid at the maturity of each policy.

In 2019, Mark DeBoer, Vice President of Real Estate, received a salary of $430,000, incentive compensation of $296,000, and other compensatory arrangements totaling $20,972.

2020 Lithia Motors, Inc. Proxy Statement | 47

PROCEDURES
For Communicating with our Board of Directors

Shareholder and Other Interested Party Communications

Communications with the Company and our Board
Our Board of Directors has adopted a Shareholder Communication Policy to promote efficient shareholder and interested party communications with our Board of Directors and management. Our Investor Relations Department is responsible for receiving and routing all shareholder and interested party communications. Corporate governance issues are the responsibility of the Nominating and Governance Committee. Our Audit Committee handles concerns or allegations regarding possible violations of accounting or financial reporting matters. Management is the more appropriate group for handling all other matters and we encourage you to contact them accordingly.

All correspondence with our Board of Directors or its members must be in writing, directed to the attention of either our Board of Directors or an individual director and delivered to: Investor Relations Department, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. The Investor Relations Department will review communications to our Board or individual directors and direct the communication to the named Board member if the communication relates to important Company policies, or to management, if the matter is better addressed by management. The Investor Relations Department copies the Lead Independent Director and our General Counsel on all communications. A complete copy of our Shareholder Communication Policy is available on our website at www.lithiainvestorrelations.com and interested persons may obtain a written copy from the Investor Relations Department.

Shareholder Proposals
SEC rules require that any shareholder proposal to be included in our proxy materials for consideration at next year’s annual meeting be received by us at our principal executive office no later than November 11, 2020 (120 days prior to the anniversary of the mailing of the prior year’s Notice of Internet Availability). Shareholders who wish to nominate one or more director candidates for election to the Board to be included in our proxy materials for consideration at next year’s annual meeting must do so in accordance with our Bylaws, which require that notice of such a nomination be delivered to our Secretary at our principal executive offices no earlier than October 12, 2020 and no later than November 11, 2020 (at least 150 days and no later than 120 days prior to the anniversary of the mailing of the prior year’s proxy materials), and must include the information required by our Bylaws. Shareholders who otherwise wish to present proposals for action at next year’s annual meeting must do so in accordance with our Bylaws, which require shareholders to give us advance written notice of a director nomination or other business to be conducted at any meeting of shareholders. To be timely, the written notice for next year’s annual meeting must be received by our Secretary between December 24, 2020 and January 23, 2021 (at least 90 days, and no earlier than 120 days, before the first anniversary of our preceding year’s annual meeting) and must include the information required by our Bylaws. Our mailing address is 150 N. Bartlett Street, Medford, Oregon 97501.

2020 Lithia Motors, Inc. Proxy Statement | 48

Shareholder Director Recommendations
The Nominating and Governance Committee will consider potential director nominees recommended by any record or beneficial shareholder. Shareholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director nominees by submitting a written recommendation to the Chairman of the Nominating and Governance Committee in accordance with our Shareholder Communication Policy. To be considered for nomination to the following year’s Board of Directors, the written recommendation must be received at our principal executive office at 150 N. Bartlett Street, Medford, Oregon 97501.

The written recommendation must include the candidate’s name, appropriate biographical information, including information about the candidate’s qualifications and background materials, a statement that the person submitting the recommendation is a shareholder entitled to vote in the election of directors and a consent to serve as director signed by the recommended individual. If the necessary information is received in a timely manner, the Nominating and Governance Committee will evaluate the shareholder-recommended candidate using substantially the same process, and applying substantially the same criteria, as it uses to evaluate all other candidates. For information regarding minimum qualifications for directors and specific qualities and skills that the Nominating and Governance Committee believes are necessary for our directors to possess, see “Director Qualifications and Nominations” above. Recommended candidates are submitted to our Board to be considered as director nominees. If our Board determines to nominate a shareholder-recommended candidate, the candidate’s name will be included in our proxy and on the ballot at our annual meeting of shareholders.

Annual Report on Form 10-K

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Investor Relations, Lithia Motors, Inc., 150 N. Bartlett Street, Medford, Oregon 97501. You may also find our Form 10-K on our website at www.lithiamotors.com.

Householding

Shareholders of record who have the same address receive only one copy of the Notice Regarding the Availability of Proxy Materials or the Proxy Statement and Annual Report on Form 10-K, as applicable, unless we receive contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing and mailing costs and the environmental impact of its annual meetings. Shareholders who participate in householding continue to receive separate proxy forms. Householding does not affect dividend check mailings.

Any shareholder who would prefer to have a separate copy of the Notice Regarding the Availability of Proxy Materials, Proxy Statement or Annual Report on Form 10-K delivered to him or her at the shared address for this and future years may elect to do so by calling (877) 331-3084 or by writing to Christopher S. Holzshu, our Secretary, at 150 N. Bartlett Street, Medford, Oregon 97501. A

2020 Lithia Motors, Inc. Proxy Statement | 49

copy of the materials will be sent promptly to the shareholder following receipt of a written or oral request by a shareholder to receive a copy of the Notice Regarding the Availability of Proxy Materials, the Proxy Statement or Annual Report on Form 10-K. The foregoing contact information can also be used by shareholders sharing an address to request delivery of a single copy of the Notice Regarding the Availability of Proxy Materials, the Proxy Statement or Annual Report on Form 10-K if they are receiving multiple copies of any of those documents.

Dated: March 11, 2020

2020 Lithia Motors, Inc. Proxy Statement | 50

LITHIA MOTORS, INC.
C/O BROADRIDGE FINANCIAL SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/22/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/22/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Sidney B. DeBoer	☐	☐	☐
1b. Bryan B. DeBoer	☐	☐	☐
1c. Susan O. Cain	☐	☐	☐
1d. Shauna F. McIntyre	☐	☐	☐
1e. Louis P. Miramontes	☐	☐	☐
1f. Kenneth E. Roberts	☐	☐	☐
1g. David J. Robino	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	**Against**	**Abstain**
2. Approval by advisory vote, of the compensation of our Named Executive Officers.	☐	☐	☐
3. Ratification of Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for 2020.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000443303_1 R1.0.1.18

2020 Lithia Motors, Inc. Proxy Statement | 51

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com

LITHIA MOTORS, INC.
Revocable Proxy for Annual Meeting of Shareholders to be Held on
April 23, 2020

The undersigned hereby appoints Tina Miller and Kelly Porter, and each of them, proxy of the undersigned, with full power of substitution, to represent and to vote on behalf of the undersigned all shares of Class A Common Stock of Lithia Motors, Inc. at the Annual Meeting to be held at 8:30 a.m. PDT on Thursday, April 23, 2020, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

0000443303_2 R1.0.1.18

Continued and to be signed on reverse side

2020 Lithia Motors, Inc. Proxy Statement | 52